Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

by and between

Code Rebel Corporation,

CR Acquisition Corporation

and

Aegis Identity Software, Inc.

Dated as of March 11, 2016

AGREEMENT AND PLAN OF MERGER

ARTICLE I
THE MERGER AND EFFECT ON CAPITAL STOCK
1.1	The Merger	2
1.2	Effective Time; Closing	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers	3
ARTICLE II
EFFECT ON CAPITAL STOCK
2.1	Effect on Capital Stock	4
2.2	Exchange of Certificates	6
2.3	Tax Consequences	5
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AEGIS
3.1	Organization and Qualification; No Subsidiaries	9
3.2	Certificate of Incorporation and Bylaws	9
3.3	Capital Stock of Aegis	9
3.4	Authority Relative to this Agreement	11
3.5	No Conflict; Required Filings and Consents	12
3.6	Financial Statements	13
3.7	Compliance; Permits	14
3.8	No Undisclosed Liabilities	14
3.9	Absence of Certain Changes or Events	14
3.1	Absence of Litigation	16
3.11	Employee Benefit Plans	16
3.12	Labor Matters	20
3.13	Information Statement; Proxy Statement	21
3.14	Restrictions on Business Activities	21
3.15	Title to Property	22
3.16	Taxes	22
3.17	Environmental Matters	25
3.18	Intellectual Property	25
3.19	Material Agreements	29
3.2	Customers and Suppliers	29
3.21	Agreements with Regulatory Agencies	29
3.22	Related Party Transactions	30
3.23	Accounts Receivable	30
3.24	Deferred Revenue	30
3.25	Insurance	30
3.26	Board Approval	30
3.27	Stockholder Vote Required	31
0.28	Brokers	31
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CR
4.1	Organization and Qualification; Subsidiaries	31
4.2	Certificate of Incorporation and Bylaws	32
4.3	Capital Stock of CR	32
4.4	Authority Relative to this Agreement	34
4.5	No Conflict; Required Filings and Consents	34
4.6	Reports and Financial Statements	35
4.7	Compliance; Permits	36
4.8	No Undisclosed Liabilities	37
4.9	Absence of Certain Changes or Events	37
4.10	Absence of Litigation	39
4.11	Employee Benefit Plans	39
4.12	Labor Matters	42
4.13	Information Statement; Proxy Statement	43
4.14	Restrictions on Business Activities	44
4.15	Title to Property	44
4.16	Taxes	45
4.17	Environmental Matters	47
4.18	Intellectual Property	48
4.19	Material Agreements	51
4.20	Customers and Suppliers	52
4.21	Agreements with Regulatory Agencies	52
4.22	Related Party Transactions	52
4.23	Accounts Receivable	53
4.24	Deferred Revenue	53
4.25	Insurance	53
4.26	Board Approval	53
4.27	Stockholder Vote Required	54
4.28	Brokers	54
ARTICLE V
COVENANTS
5.1	Covenants of CR and Aegis	54
5.2	No Solicitations	57
5.3	Third Party Standstill Agreements	63
5.4	Takeover Statutes	64
5.5	Access to Information; Confidentiality	64
5.6	Proxy Statement; Information Statement; Charter Amendment	64
5.7	Approval of Stockholders	67
5.8	Regulatory and Other Approvals; Further Assurances	68
5.9	Equity-Based Awards; Warrants	68
5.1	Directors’ and Officers’ Indemnification and Insurance	70
5.11	Expenses	71
5.12	Stockholder Litigation	72
5.13	Public Announcements	72
5.14	Delivery of Financial Statements	72
5.15	Notice of Certain Events	72
ARTICLE VI
CONDITIONS
6.1	Conditions to Each Party’s Obligation to Effect the Merger	72
6.2	Conditions to Obligation of CR to Effect the Merger	73
6.3	Conditions to Obligation of Aegis to Effect the Merger	74
ARTICLE VII
TERMINATION
7.1	Termination	75
7.2	Effect of Termination	77
ARTICLE VIII
ADJUSTMENT OF SHARES DUE TO A BREACH OF A REPRESENTATION
8.1	Permitted Claims	78
8.2	Determination of any Loss	80
8.3	Issuance of Additional Shares	80
ARTICLE IX
DEFINED TERMS
9.1	Definitions	81
ARTICLE X
GENERAL POVISIONS
10.1	Limited Survival of Representations and Warranties	89
10.2	Notices	89
10.3	Interpretation	91
10.4	Counterparts	91
10.5	Entire Agreement; Third-Party Beneficiaries	91
10.6	Amendment	91
10.7	Waiver	92
10.8	Severability	92
10.9	Governing Law; Dispute Resolution	92
10.1	Rules of Construction	93
10.11	Assignment	93
10.12	WAIVER OF JURY TRIAL	93

Schedules

I           Index to certain defined terms

Exhibits:

A          Form of the Voting Agreement
B           Form of the Certificate of Merger
C           Form of the CR Certificate of Incorporation at the Effective Time
D           Form of the CR Bylaws at the Effective Time

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 11, 2016, by and between CODE REBEL CORPORATION, a Delaware corporation (“CR”), CR ACQUISITION CORPORATION, a Delaware corporation (“Merger Sub”), and AEGIS IDENTITY SOFTWARE, INC., a Delaware corporation (“Aegis”).  Certain capitalized terms that are used in this Agreement are defined in Section 9.1. Schedule I provides an index to certain capitalized terms that are defined in other provisions of this Agreement.

RECITALS:

A.           Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), CR and Aegis intend to enter into a business combination transaction.

B.           The Board of Directors of CR and of Merger Sub has: (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of each such Person and its stockholders; (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the stockholders of each such entity adopt and approve this Agreement, the Merger and the other transactions contemplated hereby.

C.           The Board of Directors of Aegis (the “Aegis Board”) has: (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of Aegis and its stockholders; (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to recommend that the stockholders of Aegis adopt and approve this Agreement, the Merger and the other transactions contemplated in this Agreement.

D.           Concurrently with the execution of this Agreement, and as a condition and inducement to CR’s willingness to enter into this Agreement, certain stockholders of Aegis are entering into a voting agreement, in the form attached hereto as Exhibit A-1 (the “Aegis Voting Agreement”) and certain stockholders of CR are entering into a voting agreement in the form attached hereto as Exhibit A-2 (the “CR Voting Agreement” and, together with the Aegis Voting Agreement, each a “Voting Agreement”).

E.           The parties hereto intend, for federal income tax purposes, that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER AND EFFECT ON CAPITAL STOCK

1.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Aegis (the “Merger”), the separate corporate existence of Merger Sub shall cease and Aegis shall continue as the surviving corporation in the Merger.  Aegis, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” As a result of the Merger, the outstanding shares of capital stock of each of Aegis and Merger Sub shall be converted or cancelled in the manner provided herein.

1.2           Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in the form attached hereto as Exhibit B with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) on the Closing Date.  The time of such filing (or such later time as may be agreed in writing by Aegis and Merger Sub and specified in the Certificate of Merger) is referred to in this Agreement as the “Effective Time”). The Merger will become effective at the Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Herrick, Feinstein LLP, Two Park Avenue, New York, New York  10016, at a time and date to be specified by the parties hereto, which time and date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI  (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

1.4           Certificate of Incorporation; Bylaws.

(a)           Certificate of Incorporation.  At the Effective Time:

(i)           The Certificate of Incorporation of Aegis shall remain and continue as the certificate of incorporation of the Surviving Corporation; and

(ii)           The certificate of incorporation of CR shall be amended and restated in the form attached as Exhibit C and shall become the Certificate of Incorporation of CR until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

(b)           Bylaws.  At the Effective Time:

(c)           the Bylaws of Aegis shall remain and continue as the bylaws of the Surviving Corporation; and

(d)           the Bylaws of CR shall be amended and restated in the form attached as Exhibit D, and shall become the Bylaws of CR until thereafter amended in accordance with the DGCL.

1.5           Directors and Officers.

(a)           Directors. At the Effective Time,

(i)           the Board of Directors of the Surviving Corporation shall consist of  the individual that will hold the office of CEO of CR as of the Effective Time and the individual that will hold the office of CFO of CR as of the Effective Time; and

(ii)           the Board of Directors of CR will consist of 7 directors that are in three separate classified classes, who will be the following individuals, assuming that each such individual is then qualified to serve in such capacity and agrees to so serve:

(A)           Class 1: Graham Forman and Timothy Cherotti

(B)           Class 2: Robert Lamvik, John S. Vasquez and Sanjeevan Ratnathicam

(C)           Class 3: Arben Kryeziu and J. Ralph Armijo

(iii)           The Board of Directors shall provide Volodymyr Bykov the opportunity to observe and participate at meetings of the Board of Directors and receive all information and communications provided to directors of CR for so long as he is an executive officer of CR.

(iv)           The Bylaws of CR as of the Effective Time shall provide that the Board of Directors will be elected as follows:

(A)           Class 1 will stand for re-election at the annual meeting held in 2019 and thereafter stand for re-election at the annual meeting of CR that is during the year of the expiration of a 3 year term for such class;

(B)           Class 2 will stand for re-election at the annual meeting held in 2018 and thereafter stand for re-election at the annual meeting of CR that is during the year of the expiration of a 3 year term for such class; and

(C)           Class 3 will stand for re-election at the annual meeting held in 2017 and thereafter stand for re-election at the annual meeting of CR that is during the year of the expiration of a 3 year term for such class.

Each such director shall hold office, subject to the applicable provisions of the CR certificate of incorporation and Bylaws until their respective successors shall have been elected and qualified or until otherwise provided by Law.

(b)           Officers of CR.   At the Effective Time, the Officers of CR shall consist of  the following individuals, assuming that each such individual is then qualified to serve in such capacity and agrees to so serve:

(i)             J. Ralph Armijo - Executive Chairman

(ii)            Arben Kryeziu - VP of Product Strategy & Marketing

(iii)           Bob Lamvik - CEO & President

(iv)           Hadley Evans - CFO

(v)            Jim Faut - VP of Technology

(vi)           Imran Chaudhari - Director of Development

(vii)          Volodymyr Bykov - Chief Technology Officer

Each such officer shall hold their respective office at the discretion of the Board of Directors of CR.

(c)           Officers of the Surviving Corporation. At the Effective Time, the Officers of the Surviving Corporation shall consist of  the following:

(i)             CEO and Secretary:  the individual that is elected or appointed as the CEO of CR.

(ii)            CFO and Treasurer:  the individual that is elected or appointed as the CFO of CR.

ARTICLE II

EFFECT ON CAPITAL STOCK

2.1           Effect on Capital Stock.  Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of any of the following securities, the following shall occur:

(a)           Conversion of Aegis Common Stock.  At the Effective Time, all shares of common stock, par value $0.001 per share, of Aegis (“Aegis Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b), shall be cancelled and extinguished and automatically converted, subject to Section 2.1(e), into the right to receive fully paid and non-assessable shares of common stock, par value $0.0001 per share, of CR (the “CR Common Stock”), such that at the Effective Time, the CR Common Stock issued in respect of the issued and outstanding Aegis Common Stock and CR Common Stock issued or issuable with respect to issued and outstanding Options and other equity awards of Aegis will in the aggregate represent 60% of the total capitalization on a fully diluted basis of CR at Closing (such ratio, the “Ownership Ratio”), provided, that the following shall not be considered when determining the Ownership Ratio: (i) any shares of CR Common Stock (or securities that are convertible into or exercisable for CR Common Stock) or any shares of Aegis Common Stock (or securities that are convertible into or exercisable for Aegis Common Stock) that are issued prior to the Closing as part of a bona fide capital raising transaction by such Person that is approved by Aegis and CR; or (ii) any options issued or granted by CR in substitution or to replace options that were granted by Aegis; or (iii) any other Derivative Securities of a Person to the extent mutually agreed in writing by Aegis and CR.  For avoidance of doubt, and subject to the proviso set forth in the immediately preceding sentence, the Ownership Ratio shall be determined on a fully diluted basis of each of the Aegis Common Stock and the CR Common Stock as of the Effective Time, assuming, in each case, that all securities and any and all Derivative Securities of Aegis and of CR are issued on such date and time and that all Adjusted CR Options are Derivative Securities of Aegis and not Derivative Securities of CR.

(b)           Cancellation of Aegis Common Stock owned by Aegis.   At the Effective Time, each share of Aegis Common Stock that is owned by Aegis or any subsidiary of Aegis shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no CR Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)           Stock Options and Warrants.   At the Effective Time, all options to purchase Aegis Common Stock then outstanding under the Aegis Option Plans and all warrants to purchase Aegis Common Stock as listed in Section 2.1(c) of the Aegis Disclosure Letter (the “Aegis Warrants”) shall be treated as set forth in Section 5.9.

(d)           Fractional Shares.   No fraction of a share of CR Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Aegis Common Stock who would otherwise be entitled to a fraction of a share of CR Common Stock (after aggregating all fractional shares of CR Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of CR Common Stock.

(e)           Conversion of Merger Sub Common Stock.  At the Effective Time, all shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished and automatically converted into the right to receive 100 fully paid and non-assessable shares of common stock, par value $0.001 per share, of Aegis (the “New Aegis Common Stock”), such that at the Effective Time, Aegis shall be a wholly owned subsidiary of CR.  Such shares of New Aegis Common Stock shall be issued to CR on the Closing Date.

2.2           Exchange of Certificates.

(a)           Exchange Agent.   Promptly following the Effective Time, the Surviving Corporation shall make available for deposit with a bank or trust company designated before the Closing Date by CR and reasonably acceptable to Aegis (the “Exchange Agent”), certificates representing the number of duly authorized whole shares of CR Common Stock issuable in connection with the Merger, each registered in the name of the record holder of the Aegis Common Stock as of the Effective Time as evidenced by the Aegis stock record (the “Aegis Stock Record”).  The Exchange Agent shall agree to hold such shares of CR Common Stock (such shares of CR Common Stock being referred to herein as the “Exchange Reserve”) for delivery as contemplated by this Section 2.2 and upon such additional terms as may be agreed upon by the Exchange Agent and CR.

(b)           Exchange Procedures.

(i)           Certificates.   As soon as reasonably practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, CR shall cause the Exchange Agent to mail to each holder of record of outstanding shares of Aegis Common Stock whose shares are converted pursuant to this Agreement (the “Tendered Shares”) into the right to receive shares of CR Common Stock:

(A)           a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Tendered Shares shall pass, only upon delivery of the certificates representing such Shares (the “Certificates”) to the Exchange Agent and shall be in such form and have such other provisions as CR may specify); and

(B)           instructions for use in effecting the surrender of a Certificate in exchange for the CR Common Stock.

(ii)           Delivery of CR Stock.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Tendered Shares shall be entitled to receive in exchange therefor, and CR shall cause the Exchange Agent to deliver, as promptly as practicable after the Effective Time, that number of whole shares of CR Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.1, and the Tendered Shares and Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Aegis Common Stock which is not registered in the transfer records of Aegis, a certificate representing that number of whole shares of CR Common Stock may be issued to a transferee if the Certificate representing such Aegis Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of CR, except as limited by paragraph (c) below, to represent ownership of the number of shares of CR Common Stock into which the number of shares of Aegis Common Stock shown thereon have been converted as contemplated by this Section 2.2.

(c)           Distributions with Respect to Un-exchanged Shares.   No dividends or other distributions declared or made after the Effective Time with respect to CR Common Stock with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Tendered Shares with respect to the shares of CR Common Stock represented thereby until the holder of record of such Tendered Shares shall surrender such Tendered Shares in accordance with this Section 2.2. Subject to the effect of applicable Law, following surrender of any such Tendered Shares (including Tendered Shares represented by Certificates), there shall be paid to the record holder of whole shares of CR Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of CR Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CR Common Stock.

(d)           No Further Ownership Rights in Aegis Common Stock.   All shares of CR Common Stock issued upon the surrender for exchange of Tendered Shares (including Tendered Shares represented by Certificates) in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such Tendered Shares. From and after the Effective Time, the stock transfer books of Aegis shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Aegis Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Tendered Shares (including Tendered Shares represented by Certificates) are presented to CR for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

(e)           Termination of Exchange Reserve.   Any portion of the Exchange Reserve which remains undistributed to the stockholders of Aegis for twelve (12) months after the Effective Time shall be delivered to CR, upon demand, and any stockholders of Aegis who have not theretofore complied with this Section 2.2 shall thereafter look only to CR (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of their claim for CR Common Stock and any dividends or distributions with respect to such CR Common Stock. CR shall be not liable to any holder of shares of Aegis Common Stock for shares of CR Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)           Withholding Rights.  Each of the Surviving Corporation and CR shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Aegis Common Stock, including any holder of Options who exercises such options in connection with the Merger, such amounts as the Surviving Corporation or CR, as applicable, is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld as so contemplated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Aegis Common Stock or Options in respect of which such deduction and withholding was made by the Surviving Corporation or CR, as applicable.

(g)           Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such sum as the Surviving Corporation or its stock transfer agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue the shares of CR Common Stock deliverable in respect of the shares of Aegis Common Stock represented by such lost, stolen or destroyed Certificates.

2.3           Tax Consequences.

(a)           It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties shall not take any position inconsistent with the foregoing intention on any Tax Return or in any administrative or judicial proceeding, unless otherwise required by applicable Law.

(b)            Prior to the Effective Time, each of Aegis and CR shall use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. CR shall not take, or cause or permit its Affiliates to take, any action after the Effective Time that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Merger, the Surviving Corporation shall continue Aegis’s historic business or will use a significant portion of Aegis’s historic business assets in a business within the meaning of Section 1.368-1(d) of the United States Income Tax Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AEGIS

Aegis hereby represents and warrants to CR, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Aegis to CR, dated as of the date hereof  (the “Aegis Disclosure Letter”), as follows:

3.1           Organization and Qualification; No Subsidiaries.

(a)           Aegis is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Aegis is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Aegis Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Aegis Approvals would not, individually or in the aggregate, have or reasonably be expected to have an Aegis Material Adverse Effect. Aegis is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have an Aegis Material Adverse Effect.

(b)           No Subsidiaries.  Aegis has no subsidiaries, and owns no debt, equity or other similar interest in any other Person. Aegis has not agreed, is not obligated to make, or is not bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. Aegis does not, directly or indirectly, own any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

3.2           Certificate of Incorporation and Bylaws.  Aegis has previously furnished to CR complete and correct copies of its Certificates of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. Aegis is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws in any material respect.

3.3           Capital Stock of Aegis.  The authorized capital stock of Aegis consists of the following:

(a)           Preferred stock, $0.001 par value: authorized shares of 10,000,000 and no shares issued or outstanding as of the date hereof;

(b)           Aegis Common Stock, $0.001 par value: authorized shares 100,000,000 and 4,881,049 issued and outstanding as of the date hereof;

(c)           5,901,047 of shares of Aegis Common Stock reserved for issuance for the exercise or conversion of all issued or granted Derivative Securities, including:

(i)            2,760,066 warrants;

(ii)           2,922,786 options (the “Aegis Options”) granted under the Aegis Incentive Stock Option Plan (the “Aegis Option Plan”) or otherwise granted to any Person; and

(iii)           218,195 shares of Aegis Common Stock underlying convertible notes (based on the outstanding principal and interest as of February 29, 2016).

(d)           There are no shares of Aegis Common Stock or any Aegis Derivative Security held in the treasury of Aegis.

(e)           There are no Derivative Securities issued by Aegis (or otherwise outstanding) other than as described in Section 3.3(c);

(f)           Section 3.3(f) of the Aegis Disclosure Letter sets forth the following information with respect to each Derivative Security issued by Aegis as of the date hereof and Aegis will provide a supplement dated the Closing Date to provide the following information as of the Closing Date:

(i)             the name of the holder thereof;

(ii)            the number of shares of Aegis Common Stock subject to such Derivative Security;

(iii)           the exercise price of such Aegis Option or Aegis Warrant;

(iv)           the terms of any note that is a Derivative Security;

(v)            the date on which such Aegis Option or Aegis Warrant was granted and the applicable vesting schedule;

(vi)           the date on which such Aegis Option or Aegis Warrant expires;

(vii)          the maturity date for each note that is a Derivative Security;

(viii)         whether the exercisability or right to convert any Derivative Security will be accelerated in any way by the transactions contemplated hereby, and a summary of the rights acceleration.

(g)           Aegis has made available to CR accurate and complete copies of each agreement, instrument or certificate evidencing a Derivative Security. All shares of Aegis Common Stock subject to the issuance upon the exercise or conversion of any Derivative Security, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

(h)           All outstanding shares of Aegis Common Stock, all outstanding Aegis Options under the Aegis Option Plan, and all outstanding Aegis Warrants have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”), and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(i)           There are no registration rights and there is, except for the Aegis Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Aegis is a party or by which it is bound with respect to any equity security of any class of Aegis.

3.4           Authority Relative to this Agreement.  Aegis has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “Aegis Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to obtaining Aegis Stockholders’ Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Aegis Transaction Documents by Aegis and the consummation by Aegis of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Aegis and no other corporate proceedings on the part of Aegis are necessary to authorize this Agreement and the Aegis Transaction Documents or to consummate the transactions so contemplated (other than, with respect to the Merger, Aegis Stockholders’ Approval). This Agreement and the Aegis Transaction Documents have been duly and validly executed and delivered by Aegis and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of Aegis, enforceable against Aegis in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement and the Aegis Transaction Documents by Aegis do not, and, subject to obtaining Aegis Stockholders’ Approval, the performance of this Agreement and the Transaction Documents by Aegis will not: (i) conflict with or violate the Certificate of Incorporation or Bylaws of Aegis; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 3.5(b) (or Section 3.5(a) of the Aegis Disclosure Letter), conflict with or violate any Law applicable to Aegis or by which its properties is bound or affected; (iii) except as set forth in Section 3.5(a) of the Aegis Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Aegis’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Aegis pursuant to, any material Contract to which Aegis is a party or by which Aegis or any of its properties are bound or affected; or (iv) other than as set forth in Section 3.3(f) of the Aegis Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to Aegis Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of Aegis Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have an Aegis Material Adverse Effect.

(b)           The execution and delivery of this Agreement and the Aegis Transaction Documents by Aegis does not, and the performance of this Agreement and the Aegis Transaction Documents by Aegis will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for: (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”); (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have an Aegis Material Adverse Effect.

(c)           On the basis of the certificates or acknowledgements executed by the stockholders and the holders of Derivative Securities of Aegis, to the Knowledge of Aegis, there are not more than 35 holders of Aegis Common Stock or Aegis Derivate Securities that are not an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act; provided that the representation with respect to the holders of the Derivate Securities of Aegis shall only be to the extent that the issuance of the CR Common Stock to the holders of Derivative Securities of Aegis is required to qualify for an exemption from the registration requirements under Section 5 of the Securities Act.

3.6           Financial Statements.

(a)           Aegis is not required to file any reports or documents with the SEC, other than a Form D for any securities issued in an offering exempt from the registration requirements of the Securities Act.

(b)           The audited financial statements of Aegis as of December 31, 2014 and unaudited interim consolidated financial statements of Aegis as of and for the period ending September 30, 2015, including, in each case, the notes, if any, thereto (collectively, the “Aegis Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Aegis) and the absence of complete footnotes) in all material respects the financial position of Aegis as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of Aegis, which books and records are accurate and complete in all material respects.

(c)           Aegis is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Aegis, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Aegis in Aegis’s financial statements.

(d)           Aegis does not currently have outstanding (and will not have outstanding on the Closing Date) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Aegis.

3.7           Compliance; Permits.

(a)           Except as set forth in Section 3.7(a) of the Aegis Disclosure Letter, Aegis is not in conflict with, or in default or violation of: (i) any Law or Order applicable to Aegis, or by which any of its properties is bound or affected; or (ii) any Contract to which Aegis is a party or by which Aegis or any of its properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have an Aegis Material Adverse Effect.  No Governmental Entity has indicated in writing to Aegis an intention to conduct an investigation or review against Aegis, and, to the Knowledge of Aegis, no investigation or review by any Governmental Entity is pending or overtly threatened against Aegis, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have an Aegis Material Adverse Effect.

(b)           Aegis holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Aegis as currently conducted (collectively, the “Aegis Permits”). To the Knowledge of Aegis, Aegis is in compliance in all material respects with the terms of each of the Aegis Permits.

3.8           No Undisclosed Liabilities.  Except for matters reflected or reserved against in the balance sheet as of September 30, 2015 included in the Aegis Financial Statements or as disclosed in Section 3.8 of the Aegis Disclosure Letter or with respect to fees and expenses of third parties engaged in connection with the Merger and the transactions contemplated by this Agreement, Aegis has not at such date, or has incurred since that date, any Liabilities, except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $250,000.

3.9           Absence of Certain Changes or Events.  Since the date of the most recent financial statement included in the Aegis Financial Statements, except (i) as described in Section 3.9 of the Aegis Disclosure Letter; (ii) with the consent of CR, Aegis has not:

(a)           sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to Aegis, except for sales or transfers in the ordinary course of business consistent with past practice;

(b)           suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;

(c)           suffered any change to its businesses, other than in the ordinary course of business consistent with past practice, which has had, or would reasonably be expected to have, an Aegis Material Adverse Effect;

(d)           entered into any Contract that would constitute an Aegis Material Agreement, other than in the ordinary course of business consistent with past practice;

(e)           terminated or materially modified, waived any material right under or cancelled any Aegis Material Agreement or waived any material right with respect to any of the items disclosed in Section 3.19 of the Aegis Disclosure Letter;

(f)            incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to its businesses;

(g)           granted any registration rights with respect to any of its securities;

(h)           paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i)            transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 3.18 of the Aegis Disclosure Letter, other than in the ordinary course of business consistent with past practice;

(j)             made any material capital expenditures;

(k)            split, combined or reclassified any shares of its equity securities;

(l)             made any capital investment in, or any loan to, any other Person;

(m)           amended any of its organizational or constituent documents;

(n)            paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except pursuant to the Aegis Option Plan or in the ordinary course of business consistent with past practice;

(o)            made any payments to any Related Party other than as described in Section 3.22 of the Aegis Disclosure Letter and for wages and benefits as set forth in the payroll register of Aegis provided in such Section of the Aegis Disclosure Letter.

(p)           adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of Aegis that has been provided to CR;

(q)           entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000 other than the obligation to CR under that certain promissory note dated January 14, 2016;

(r)           materially changed any accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s)           changed any of the material terms in any material respect for the license of its products and services;

(t)           instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u)           agreed or committed, whether orally or in writing, to do any of the foregoing.

3.10           Absence of Litigation.                                             Except as otherwise provided in Section 3.10 of the Aegis Disclosure Letter, to the Knowledge of Aegis, there are no Legal Actions pending or threatened against Aegis, or any properties or rights of Aegis, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

3.11           Employee Benefit Plans.

(a)           Employee Plans.

(i)           Other than those plans, policies or programs required to be maintained by applicable law, Section 3.11(a) of the Aegis Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A)           Aegis; or

(B)           any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Aegis within the meaning of Sections 414(b) or 414(c) of the Code (an “ERISA Affiliate”), under which Aegis or any ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of Aegis (the “Aegis Plans”).

(ii)           Aegis has made available to CR, as applicable:

(A)           correct and complete copies of all documents embodying each Aegis Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Aegis Plan;

(B)           the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Aegis Plan;

(C)           the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Aegis Plan;

(D)           all IRS determination, opinion, notification and advisory letters;

(E)           to the extent available, all material correspondence to or from any Governmental Entity relating to any Aegis Plan;

(F)           to the extent available, all COBRA forms and related notices within the last three (3) years;

(G)           to the extent available, all discrimination tests for each Aegis Plan for the most recent three (3) plan years;

(H)           the most recent annual actuarial valuations, if any, prepared for each Aegis Plan;

(I)           the most recent annual and periodic accounting of each Aegis Plan assets;

(J)           all material written agreements and contracts relating to each Aegis Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(K)           all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any Aegis Plan or proposed Aegis Plan;

(L)           all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Aegis Plan; and

(M)           all registration statements, annual reports and prospectuses prepared in connection with any Aegis Plan.

(b)           Aegis and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the Aegis Plans. Each Aegis Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such Aegis Plans.

(c)           No Legal Actions (excluding individual claims for benefits incurred in the normal operation of each Aegis Plan) have been brought, or to the Knowledge of Aegis is threatened, against or with respect to any such Aegis Plan. Aegis has not received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of Aegis, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any Aegis Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to the Aegis Plans have or will have been timely made or accrued.

(d)           Any Aegis Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of Aegis, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. Aegis does not have any plan or commitment to establish any new Aegis Plan, to materially modify any Aegis Plan (except to the extent required by Law or to conform any such Aegis Plan to the requirements of any applicable Law, in each case as previously disclosed to CR in writing, or as required by this Agreement), or to enter into any new Aegis Plan.

(e)           No Aegis Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither Aegis nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither Aegis nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Aegis is not subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any Aegis Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Aegis Plan that would reasonably be expected to impose a material Liability on Aegis.

(f)            Aegis does not have and is not required to have an International Employee Plan.

(g)           Aegis and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the Aegis Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and Aegis has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h)           Neither the execution and delivery of this Agreement or the Aegis Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Aegis under any Aegis Plan or otherwise; (ii) materially increase any benefits otherwise payable by Aegis to any employee or service provider; (iii) limit the right to merge, amend or terminate any Aegis Plan; or (iv) except as set forth in Section 3.11(h) of the Aegis Disclosure Letter, result in the acceleration of the time of payment or vesting of any such benefits.

(i)           No payment or benefit that will or may be made by Aegis or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of Aegis, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which Aegis is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j)           Section 3.11(j) of the Aegis Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of Aegis whose rate of annual compensation equals or exceeds the amount requiring disclosure under Item 402 of Regulation SK promulgated by the SEC (without regard whether any such Person is a named executive officer, as defined by such regulation) and for each executive officer of Aegis.

(k)           Except as would not reasonably be expected to result in a material liability to Aegis, each Aegis Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Aegis Plan is subject to tax under Section 409A of the Code.

(l)            Aegis and each ERISA Affiliate has, for purposes of each Aegis Plan, correctly classified all individuals performing services for Aegis as common law employees, leased employees, independent contractors or agents, as applicable.

3.12           Labor Matters.

(a)           (i) Aegis is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Aegis nor does Aegis know of any activities or proceedings of any labor union to organize any such employees; and (ii) Aegis does not have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Aegis.

(b)           Except as disclosed in Section 3.12(b) of the Aegis Disclosure Letter, during the past three (3) years: (i) Aegis is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) to the Knowledge of Aegis, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between Aegis (on the one hand) and any of the current or former employees or current or former workers of Aegis (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of Aegis, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) Aegis has not been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of Aegis, Aegis has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of Aegis, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c)           To the Knowledge of Aegis, all of the employees of Aegis are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d)           To the Knowledge of Aegis, Aegis has properly treated all individuals performing rendered services to Aegis as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of Aegis.

3.13           Information Statement; Proxy Statement.

(a)           None of the information supplied or to be supplied by Aegis for inclusion or incorporation by reference in the Information Statement will, on the dates mailed to the stockholders of Aegis, at the time of the Aegis Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Aegis Information Statement will comply as to form in all material respects with the requirements of the DGCL and other applicable laws.

(b)           None of the information supplied or to be supplied by Aegis for inclusion or incorporation by reference in the Proxy Statement will, on the dates that CR indicates will be filed with the SEC or mailed to the stockholders of CR, or at the time of CR Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.14           Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Aegis or to which Aegis is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of Aegis, any acquisition of property by Aegis or the conduct of business by Aegis as currently conducted.

3.15           Title to Property.

(a)           Aegis does not own any real property. Section 3.15 of the Aegis Disclosure Letter identifies by street address all real property leased or subleased by Aegis (the “Aegis Leased Real Estate”). All Aegis Leased Real Estate is leased or licensed to Aegis pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to CR (collectively the “Aegis Leases”). Aegis has a valid leasehold interest in Aegis Leased Real Estate, free and clear of all Liens. Aegis has not subleased any Aegis Leased Real Estate. Aegis Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 3.15 of the Aegis Disclosure Letter. Aegis Leases are in full force and effect. To the Knowledge of Aegis, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or Aegis under the Aegis Leases. Aegis has  performed in all material respects all of the obligations on its part to be performed under the Aegis Leases. No written consent of any landlord or sublandlord or any licensor under Aegis Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Aegis Transaction Documents except as otherwise provided in Section 3.15 of the Aegis Disclosure Letter.

(b)           Aegis has not received written notice that the use or occupancy of Aegis Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c)           To the Knowledge of Aegis, there are no pending or threatened condemnation proceedings with respect to any material portion of Aegis Leased Real Estate.

3.16           Taxes.

(a)           Definition of Taxes.   For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and other Liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, backup withholding and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for the foregoing of a predecessor or transferor entity.

(b)           Tax Returns and Audits.  Except as may be disclosed by Aegis in Section 3.16 of the Aegis Disclosure Letter:

(i)           Aegis has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by Aegis, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii)           Aegis has delivered or made available to CR correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by Aegis, and other correspondence with Taxing authorities filed or received with respect to periods beginning on or after August 8, 2011, when it was organized.  Aegis is not a successor to, or alter ego or continuation of, any entity classified as a Subchapter C or Subchapter S corporation for federal income tax purposes.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of Aegis or its stock.  All Taxes not yet due and payable have been properly accrued on the books of Aegis, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to CR are adequate.  Any Tax Return of Aegis required to be filed through the Closing Date (without extensions) shall be properly and timely filed by the Closing, with prior review and consent by CR and Merger Sub, unless a valid extension is filed after the date hereof, with the prior consent of CR and Merger Sub.

(iii)           Aegis has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Aegis, nor has Aegis executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by Aegis with respect to any Taxes is currently in force.

(iv)           Tax Returns of Aegis have been audited by applicable Taxing authorities, or have been closed by the applicable statute of limitations, for all periods through 2011; no adjustments, deficiencies, assessments or reassessments for any Taxes have been proposed, asserted or assessed against Aegis by any federal, state, local or foreign taxing authority.

(v)           No Tax audits or other administrative proceedings, discussions, or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of Aegis, and no issues are being asserted against Aegis in connection with any existing audits or proceedings.

(vi)           Aegis has not been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.  Aegis has not been party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.  Aegis has not had any subsidiary or equity, or option to acquire equity, in any entity at all times since its formation.

(vii)           Aegis has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident shareholders and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(viii)           Aegis has not executed or filed any agreement or other document extending the period for assessment, reassessment, or collection of any Taxes, and no power of attorney granted by Aegis with respect to any Taxes is currently in force.

(ix)           Aegis has not entered into any closing or other agreement which affects any Taxes of Aegis for any taxable year ending after the Closing Date.  Aegis is not a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

(x)           Aegis has not agreed to and is not required to make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date.  No Taxing authority has proposed to Aegis any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date.  Aegis has no application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(xi)           No asset of Aegis is “tax exempt use property” under Code Section 168(h).  No portion of the cost of any asset of Aegis has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

(xii)           None of the assets of Aegis is property that Aegis is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xiii)           Aegis neither has nor had a permanent establishment in any foreign country and does not engage, and has not been engaged, in a trade or business in any foreign country.  No claim has been made that Aegis has not properly paid Taxes or filed Tax Returns in a jurisdiction in which Aegis does not file a Tax Return, nor has Aegis received any notice of any such jurisdiction’s intent to assert such a claim.

(xiv)           In the past five (5) years, Aegis has not been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355 or section 356.

(xv)           Aegis has not engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(c)           Continuity of Interest.   Prior to the Merger, Aegis’s stockholders did not dispose of any Aegis Common Stock to Aegis or to Persons related to Aegis or receive any distribution from Aegis in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

(d)            No Other Actions.   Neither Aegis nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.17           Environmental Matters.

(a)           To the Knowledge of Aegis, Aegis is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b)            Aegis is not required to hold any Environmental Permits for the operation of its businesses.

(c)           To the Knowledge of Aegis, there is no Environmental Claim pending or overtly threatened against Aegis nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

3.18           Intellectual Property.

(a)           Section 3.18(a) of the Aegis Disclosure Letter contains an accurate and complete list of all Aegis Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (ii) the registration or application numbers thereof. Section 3.18(a) of the Aegis Disclosure Letter contains an accurate and complete list of all Aegis Intellectual Property Rights that are material to the business of Aegis.  Section 3.18(a) of the Aegis Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of Aegis, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that Aegis receives as “free software”, “open source software” or under a similar licensing or distribution model. Section 3.18(a) of the Aegis Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of Aegis.  Section 3.18(a) of the Aegis Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2015 that Aegis is obligated to provide maintenance or support thereunder (collectively, “Aegis Products”). Aegis does not own any patents or patent applications.

(b)           Section 3.18(b) of the Aegis Disclosure Letter lists any License Agreements and Contracts under which Aegis has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any Aegis Intellectual Property Right. Section 3.18(b) of the Aegis Disclosure Letter lists any License Agreements and Contracts under which (x) Aegis has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from Aegis or from escrow.

(c)           Aegis is not a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of Aegis to use or enforce any Aegis Intellectual Property Rights.

(d)           Aegis owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all Aegis Intellectual Property Rights. Except as listed in Section 3.18(d) of the Aegis Disclosure Letter, Aegis is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each Aegis Registered Intellectual Property Right.

(e)           To the Knowledge of Aegis, Aegis’s Licensed Intellectual Property Rights and Aegis Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of Aegis as currently conducted. To Aegis’s Knowledge, the conduct of the business of Aegis as such business is currently conducted, including the design, development, marketing and sale of Aegis Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f)           Aegis has not received any written, or, to the Knowledge of Aegis, oral communications from any third party that overtly claim that the operation of the business of Aegis, or any act of Aegis, or any Aegis Product or service, or the use of any Aegis Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Aegis has not received any written communication from a third party pursuant to which the third party offered Aegis a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g)           Aegis has not received written notice of, and to the Knowledge of Aegis, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Aegis Intellectual Property Rights. To the Knowledge of Aegis, there is no pending or threatened Legal Action relating to the business of Aegis before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of Aegis’s Licensed Intellectual Property Rights or the rights of Aegis to use or exploit any of Aegis’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in an Aegis Material Adverse Effect.

(h)           To the Knowledge of Aegis, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Aegis Intellectual Property Rights. Aegis has not brought any Legal Action against any third party alleging infringement, misappropriation or violation of Aegis Intellectual Property Rights that remain unresolved. Aegis has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of Aegis Intellectual Property Rights.

(i)           To the Knowledge of Aegis, Aegis Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to Aegis Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of Aegis, neither Aegis nor any of its officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any Aegis Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any Aegis Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Aegis Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Aegis Registered Intellectual Property Rights.

(j)           There are no actions that must be taken by Aegis within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Aegis Registered Intellectual Property Rights.

(k)           Aegis has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. Aegis has in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with Aegis.

(l)           Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of Aegis under such License Agreements or Contracts to the same extent Aegis would have been able to had the transactions contemplated hereby not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which Aegis would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of Aegis’s License Agreements or any Contract with any customer of Aegis, or give any Person (other than Aegis) or a party to any of Aegis’s License Agreements or any Contract with any customer of Aegis the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from Aegis or from escrow, source code for Computer Software or other proprietary materials of Aegis; (iii) result in the loss or impairment of Aegis’s ownership of or right to use Aegis Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(m)           To Aegis’s Knowledge, since December 31, 2013, Aegis has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of Aegis. To Aegis’s Knowledge, Aegis has complied in all material respects with all rules, policies and procedures established by Aegis from time to time with respect to the foregoing, if any. To Aegis’s Knowledge, no claims are pending or threatened or likely to be asserted against Aegis by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To Aegis’s Knowledge, the consummation of the Merger and the transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(n)           With respect to sensitive personally identifiable information, to Aegis’s Knowledge, Aegis has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Aegis, there has been no unauthorized access to or other misuse of that information.

3.19           Material Agreements.  Section 3.19 of the Aegis Disclosure Letter sets forth a list of all Aegis Material Agreements.  All of the Aegis Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of Aegis and, to the Knowledge of Aegis, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by Aegis under any of the Aegis Material Agreements or, to the Knowledge of Aegis, events which with notice or the passage of time would constitute a material breach or default by Aegis, and, to the Knowledge of Aegis, there is no material breach or default from any other party under any of the Aegis Material Agreements. Aegis has made available to CR true and complete copies of all Aegis Material Agreements, including all amendments thereto.

3.20           Customers and Suppliers.  Aegis has delivered or made available to CR a list identifying each customer of Aegis from which, for the twelve (12) month period ended December 31, 2015, Aegis received revenue in excess of  $100,000 for such period (collectively, “Aegis Major Customers”). Section 3.20 of the Aegis Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to Aegis for the twelve (12) month period ended December 31, 2015. Within the preceding twelve (12) months, Aegis has not received written or, to the Knowledge of Aegis, oral notice that any Aegis Major Customer or supplier listed in Section 3.20 of the Aegis Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with Aegis; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with Aegis; or (iii) intends to refuse to pay any amount due to Aegis or seek to exercise any remedy against Aegis. Aegis has not, within the past twelve (12) months, been engaged in any material dispute with any Aegis Major Customer or supplier listed in Section 3.20 of Aegis Disclosure Letter. Aegis is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

3.21           Agreements with Regulatory Agencies.  Aegis (a) is not subject to any cease-and-desist or other Order issued by, (b) is not a party to any Contract, consent agreement or memorandum of understanding with, (c) is not a party to any commitment letter or similar undertaking to, (d) is not subject to any order or directive by, (e) is not a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 3.21, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of Aegis after the Effective Time, as presently conducted. Aegis has not been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in an Aegis Material Adverse Effect.

3.22           Related Party Transactions.  Other than in respect of Contracts or interests related to employment in the ordinary course of business or incentive arrangements under the Aegis Option Plan and as disclosed in Section 3.22 of the Aegis Disclosure Letter, no Related Party is a party to any Contract with or binding upon Aegis or any of its assets, rights or properties or has any interest in any property owned by Aegis or has engaged in any transaction with any of the foregoing within the last twelve (12) months or during the calendar year 2015.

3.23           Accounts Receivable.  The accounts receivable of Aegis represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by Aegis in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of Aegis, subject to any material defenses, set-offs or counterclaims. Aegis has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. Aegis will bill all unbilled receivables in the ordinary course of business consistent with past practice.

3.24           Deferred Revenue.  The deferred revenue balance of Aegis represents or will represent valid, bona fide obligations of Aegis to perform services in the ordinary course of business consistent with past practices and the amount of cash payable to Aegis under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of Aegis, the obligations of Aegis under the Contracts underlying the deferred revenue amounts of Aegis were incurred in the ordinary course of business consistent with past practices.

3.25           Insurance.  All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by Aegis are listed in Section 3.25 of the Aegis Disclosure Letter (the “Aegis Insurance Policies”) and true and complete copies of the Aegis Insurance Policies have been made available to CR.  Aegis has not received any written notice of cancellation or premium increase with respect to or alteration of coverage under any Aegis Insurance Policy with respect to such Aegis Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of Aegis pending under any Aegis Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.26           Board Approval.  The Board of Directors of Aegis has, as of the date hereof, unanimously: (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval; (ii) determined that the Merger is fair to and in the best interests of the stockholders of Aegis; and (iii) recommended that the stockholders of Aegis approve and adopt this Agreement and approve the Merger (collectively, the “Aegis Board Recommendation”).

3.27           Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Aegis Common Stock in accordance with the DGCL and Aegis’s Certificate of Incorporation and Bylaws (the “Aegis Stockholders’ Approval”) is the only vote of the holders of any class or series of Aegis’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby.

3.28           Brokers. Aegis has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CR

CR hereby represents and warrants to Aegis, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by CR to Aegis, dated as of the date hereof  (the “CR Disclosure Letter”) as set forth below in this Article IV.  As used in this Article IV, unless the context indicates otherwise, the term “CR Group” (as defined in Section 4.1(a) below) means each entity comprising the CR Group.

4.1           Organization and Qualification; Subsidiaries.

(a)           Each of CR and its wholly-owned subsidiaries, Merger Sub, Code Rebel LLC, a Hawaii limited liability company, and ThinOps Resources LLC, a Texas limited liability company (together, the “Subsidiaries” and, together with CR, the “CR Group”), is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The CR Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“CR Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such CR Approvals would not, individually or in the aggregate, have or reasonably be expected to have a CR Material Adverse Effect. Each member of the CR Group is duly qualified or licensed as a foreign corporation or company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a CR Material Adverse Effect.

(b)           No Subsidiaries.  CR has no subsidiaries, except for the Subsidiaries, and owns no debt, equity or other similar interest in any other Person, except for the Subsidiaries. None of the Subsidiaries has any subsidiaries, or owns any debt, equity or other similar interest in any other Person. No member of the CR Group has agreed, nor is any such Person obligated to make, and nor is any such Person bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. No member of the CR Group directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

4.2           Certificate of Incorporation and Bylaws.  CR has previously furnished or made available to Aegis complete and correct copies of the organizational documents of each member of the CR Group (e.g., certificate of incorporation, certificate of formation, by-laws, operating agreement), as amended to date. Such organizational documents are in full force and effect. No member of the CR Group is in violation of any of the provisions of its organizational documents in any material respect.

4.3           Capital Stock of CR.  The authorized capital stock of CR consists of the following:

(a)           Preferred stock, $0.0001 par value: authorized shares of 5,000,000 and no shares issued or outstanding as of the date hereof;

(b)           CR Common Stock, $0.0001 par value: authorized shares 20,000,000 and 13,354,225 issued and outstanding as of the date hereof;

(c)           2,000,000 of shares of CR Common Stock reserved for issuance for the exercise or conversion of all issued or granted Derivative Securities, including:

(i)           120,539 warrants;

(ii)           400,627 options (the “CR Options”) granted under the CR 2014 Incentive Award Plan (the “CR Option Plan”) or otherwise granted to any Person; and

(iii)           375,000 restricted shares (the “CR RSUs”) granted under the CR Option Plan or otherwise granted to any Person; and

(d)           There are no shares of CR Common Stock or any CR Derivative Security held in the treasury of CR.

(e)           There are no Derivative Securities issued by CR (or otherwise outstanding) other than as described in Section 4.3(c) or in CR SEC Documents;

(f)           Section 4.3(f) of the CR Disclosure Letter or the CR SEC Documents set forth the following information with respect to each Derivative Security issued by CR as of the date hereof and CR will provide a supplement dated the Closing Date to provide the following information as of the Closing Date:

(i)           the number of shares of CR Common Stock subject to such Derivative Security;

(ii)           the exercise price of such CR Option or CR RSU;

(iii)           the terms of any note that is a Derivative Security;

(iv)           the date on which such CR Option or CR RSU was granted and the applicable vesting schedule;

(v)           the date on which such CR Option or CR RSU expires;

(vi)           the maturity date for each note that is a Derivative Security;

(vii)           whether the exercisability or right to convert any Derivative Security will be accelerated in any way by the transactions contemplated hereby, and a summary of the rights acceleration.

(g)           CR has made available to Aegis accurate and complete copies of each agreement, instrument or certificate evidencing a Derivative Security. All shares of CR Common Stock subject to the issuance upon the exercise or conversion of any Derivative Security, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

(h)           All outstanding shares of CR Common Stock, all outstanding CR Options and CR RSU under the CR Option Plan have been issued and granted in compliance in all material respects with: (i) all Law, and any domestic or foreign Order or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(i)           There are no registration rights and there is, except for the CR Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which CR is a party or by which it is bound with respect to any equity security of any class of CR.

(j)           The authorized capital stock of Merger Sub consists of 100 shares of common stock.  All of the issued and outstanding shares of the common stock of Merger Sub are owned by CR, and all of the issued and outstanding equity interests of each of Code Rebel LLC and ThinOps Resources LLC are owned by CR.  There are no Derivative Securities issued by any Subsidiary (or otherwise outstanding).

4.4           Authority Relative to this Agreement.  Each of CR and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “CR Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to obtaining CR Stockholders’ Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CR Transaction Documents by CR and Merger Sub, and the consummation by CR and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of CR and Merger Sub, and no other corporate proceedings on the part of CR or Merger Sub are necessary to authorize this Agreement and the CR Transaction Documents or to consummate the transactions so contemplated (other than, with respect to the Merger, CR Stockholders’ Approval). This Agreement and the CR Transaction Documents have been duly and validly executed and delivered by CR and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of CR and Merger Sub, enforceable against CR and Merger Sub in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

4.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement and the CR Transaction Documents by each member of the CR Group do not, and, subject to obtaining CR Stockholders’ Approval, the performance of this Agreement and the Transaction Documents by each member of the CR Group will not: (i) conflict with or violate the organizational documents of any member of the CR Group; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 4.5(b) (or Section 4.5(a) of the CR Disclosure Letter), conflict with or violate any Law applicable to the CR Group or by which its properties is bound or affected; (iii) except as set forth in Section 4.5(a) of the CR Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the CR Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the CR Group pursuant to, any material Contract to which the CR Group is a party or by which the CR Group or any of its properties are bound or affected; or (iv) other than as set forth in Section 4.3(f) of the CR Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to CR Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of CR Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a CR Material Adverse Effect.

(b)           The execution and delivery of this Agreement and the CR Transaction Documents by CR and Merger Sub does not, and the performance of this Agreement and the CR Transaction Documents by CR and Merger Sub will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the NASDAQ MKT; (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a CR Material Adverse Effect.

4.6           Reports and Financial Statements.

(a)           CR has filed all forms, reports and documents required to be filed with the SEC since July 8, 2014 (all such required forms, reports and documents are referred to herein as the “CR SEC Documents”), all of which CR has made available to Aegis (by public filing with the SEC or otherwise).  As of their respective dates, the CR SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CR SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. Sec.1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CR SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b)           The audited consolidated financial statements of CR as of December 31, 2014 and unaudited interim consolidated financial statements of CR as of and for the period ending September 30, 2015, including, in each case, the notes, if any, thereto (collectively, the “CR Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to CR) and the absence of complete footnotes) in all material respects the financial position of CR as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of CR, which books and records are accurate and complete in all material respects.

(c)           Except as disclosed in the footnotes to the CR Financial Statements, Section 4.6(c) of the CR Disclosure Letter or in CR SEC Documents, the CR Group is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the CR Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the CR Group in CR’s financial statements.

(d)           The CR Group does not have outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the CR Group.

4.7           Compliance; Permits.

(a)           The CR Group is not in conflict with, or in default or violation of: (i) any Law or Order applicable to the CR Group, or by which any of its properties is bound or affected; or (ii) any Contract to which the CR Group is a party or by which the CR Group or any of each entity’s respective properties are bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a CR Material Adverse Effect.  No Governmental Entity has indicated in writing to the CR Group an intention to conduct an investigation or review against the CR Group, and, to the Knowledge of CR, no investigation or review by any Governmental Entity is pending or overtly threatened against the CR Group, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a CR Material Adverse Effect.

(b)           The CR Group holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the CR Group as currently conducted (collectively, the “CR Permits”). To the Knowledge of CR, the CR Group is in compliance in all material respects with the terms of each of the CR Permits.

4.8           No Undisclosed Liabilities.  Except for matters reflected or reserved against in the balance sheet as of September 30, 2015 included in the CR Financial Statements or as disclosed in Section 4.8 of the CR Disclosure Letter or in CR SEC Documents or with respect to fees and expenses of third parties engaged in connection with this Merger and the transactions contemplated by this Agreement, the CR Group has not at such date, or has incurred since that date, any Liabilities, except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $250,000.

4.9           Absence of Certain Changes or Events.  Since the date of the most recent financial statement included in the CR Financial Statements, except (i) as described in Section 4.9 of the CR Disclosure Letter or in CR SEC Documents; or (ii) with the consent of Aegis, the CR Group has not:

(a)           sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to CR, except for sales or transfers in the ordinary course of business consistent with past practice;

(b)           suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;

(c)           suffered any change to its businesses, other than in the ordinary course of business consistent with past practice, which has had, or would reasonably be expected to have, a CR Material Adverse Effect;

(d)           entered into any Contract that would constitute a CR Material Agreement, other than in the ordinary course of business consistent with past practice;

(e)           terminated or materially modified, waived any material right under or cancelled any CR Material Agreement or waived any material right with respect to any of the items disclosed in Section 4.19 of the CR Disclosure Letter;

(f)           incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to its businesses;

(g)           granted any registration rights with respect to any of its securities;

(h)           paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i)           transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 4.18 of the CR Disclosure Letter, other than in the ordinary course of business consistent with past practice;

(j)           made any material capital expenditures;

(k)           split, combined or reclassified any shares of its equity securities;

(l)           made any capital investment in, or any loan to, any other Person;

(m)           amended any of its organizational or constituent documents;

(n)           paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except pursuant to the CR Option Plan or in the ordinary course of business consistent with past practice;

(o)           made any payments to any Related Party other than as described in Section 4.22 of the CR Disclosure Letter or in CR SEC Documents and for wages and benefits as set forth in the payroll register of CR provided in such Section of the CR Disclosure Letter;

(p)           adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of CR that has been provided to Aegis;

(q)           entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r)           materially changed any accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s)           changed any of the material terms in any material respect for the license of its products and services;

(t)           instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u)           agreed or committed, whether orally or in writing, to do any of the foregoing.

4.10           Absence of Litigation.                                             To the Knowledge of CR, there are no Legal Actions pending or threatened against any member of the CR Group, or any properties or rights of any member of the CR Group, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

4.11           Employee Benefit Plans.

(a)           Employee Plans.

(i)           Other than those plans, policies or programs required to be maintained by applicable law, Section 4.11(a) of the CR Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A)           the CR Group; or

(B)           any trade or business (whether or not incorporated) which is an ERISA Affiliate, under which any member of the CR Group or any ERISA Affiliate thereof has any Liability with respect to any current or former employee, director, officer or independent contractor of any member of the CR Group (the “CR Plans”).

(ii)           CR has made available to Aegis, as applicable:

(A)           correct and complete copies of all documents embodying each CR Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such CR Plan;

(B)           the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each CR Plan;

(C)           the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each CR Plan;

(D)           all IRS determination, opinion, notification and advisory letters;

(E)           to the extent available, all material correspondence to or from any Governmental Entity relating to any CR Plan;

(F)           to the extent available, all COBRA forms and related notices within the last three (3) years;

(G)           to the extent available, all discrimination tests for each CR Plan for the most recent three (3) plan years;

(H)           the most recent annual actuarial valuations, if any, prepared for each CR Plan;

(I)           the most recent annual and periodic accounting of each CR Plan assets;

(J)           all material written agreements and contracts relating to each CR Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(K)           all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any CR Plan or proposed CR Plan;

(L)           all policies pertaining to fiduciary liability insurance covering the fiduciaries for each CR Plan; and

(M)           all registration statements, annual reports and prospectuses prepared in connection with any CR Plan.

(b)           The CR Group and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the CR Plans. Each CR Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such CR Plans.

(c)           No Legal Actions (excluding individual claims for benefits incurred in the normal operation of each CR Plan) have been brought, or to the Knowledge of CR is threatened, against or with respect to any such CR Plan. The CR Group has not received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of CR, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any CR Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to the CR Plans have or will have been timely made or accrued.

(d)           Any CR Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of CR, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. The CR Group does not have any plan or commitment to establish any new CR Plan, to materially modify any CR Plan (except to the extent required by Law or to conform any such CR Plan to the requirements of any applicable Law, in each case as previously disclosed to Aegis in writing, or as required by this Agreement), or to enter into any new CR Plan.

(e)           No CR Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the CR Group nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the CR Group nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. The CR Group is not subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any CR Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any CR Plan that would reasonably be expected to impose a material Liability on the CR Group.

(f)           The CR Group does not have and is not required to have an International Employee Plan.

(g)           The CR Group and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of COBRA. None of the CR Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and the CR Group has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h)           Except as provided in Section 4.3(f) of CR Disclosure Letter, neither the execution and delivery of this Agreement or the CR Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the CR Group under any CR Plan or otherwise; (ii) materially increase any benefits otherwise payable by CR to any employee or service provider; (iii) limit the right to merge, amend or terminate any CR Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i)            No payment or benefit that will or may be made by the CR Group or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of CR, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which CR is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j)           Section 4.11(j) of the CR Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of the CR Group whose rate of annual compensation equals or exceeds the amount requiring disclosure under Item 402 of Regulation SK promulgated by the SEC (without regard whether any such Person is a named executive officer, as defined by such regulation) and for each executive officer of the CR Group.

(k)           Except as would not reasonably be expected to result in a material liability to the CR Group, each CR Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such CR Plan is subject to tax under Section 409A of the Code.

(l)           The CR Group and each ERISA Affiliate has, for purposes of each CR Plan, correctly classified all individuals performing services for the CR Group as common law employees, leased employees, independent contractors or agents, as applicable.

4.12           Labor Matters.

(a)           (i) The CR Group is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the CR Group nor does CR know of any activities or proceedings of any labor union to organize any such employees; and (ii) CR does not have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the CR Group.

(b)           During the past three (3) years: (i) the CR Group is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) except as disclosed in Section 4.12(b) of the CR Disclosure Letter or in CR SEC Documents, to the Knowledge of CR, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between the CR Group (on the one hand) and any of the current or former employees or current or former workers of the CR Group (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of CR, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) the CR Group has not been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of CR, the CR Group has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of the CR Group, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c)           To the Knowledge of CR, all of the employees of the CR Group are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d)           To the Knowledge of CR, the CR Group has properly treated all individuals performing rendered services to the CR Group as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of the CR Group.

4.13           Information Statement; Proxy Statement.

(a)           None of the information supplied or to be supplied by CR for inclusion or incorporation by reference in the Proxy Statement will, on the dates mailed to the stockholders of CR, at the time of the CR Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The CR Proxy Statement will comply as to form in all material respects with the requirements of the DGCL, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and other applicable laws.

(b)           None of the information supplied or to be supplied by CR for inclusion or incorporation by reference in the Information Statement will, on the dates that Aegis indicates will be mailed to the stockholders of Aegis, or at the time of Aegis Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.14           Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon the CR Group or to which the CR Group is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of the CR Group, any acquisition of property by CR Group or the conduct of business by CR Group as currently conducted, in each case, except as may be disclosed by CR in Section 4.14 of the CR Disclosure Letter or in CR SEC Documents.

4.15           Title to Property.

(a)           The CR Group does not own any real property. Section 4.15 of the CR Disclosure Letter identifies by street address all real property leased or subleased by the CR Group (the “CR Leased Real Estate”). All CR Leased Real Estate is leased or licensed to the CR Group pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to Aegis (collectively the “CR Leases”). The CR Group has a valid leasehold interest in CR Leased Real Estate, free and clear of all Liens. The CR Group has not subleased any CR Leased Real Estate. CR Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 4.15 of the CR Disclosure Letter or in CR SEC Documents. CR Leases are in full force and effect. To the Knowledge of CR, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or the CR Group under the CR Leases. The CR Group has performed in all material respects all of the obligations on its part to be performed under the CR Leases. No written consent of any landlord or sublandlord or any licensor under CR Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the CR Transaction Documents except as otherwise provided in Section 4.15 of the CR Disclosure Letter or in CR SEC Documents.

(b)           The CR Group has not received written notice that the use or occupancy of CR Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c)           To the Knowledge of CR, there are no pending or threatened condemnation proceedings with respect to any material portion of CR Leased Real Estate.

4.16           Taxes.

(a)           Tax Returns and Audits.  Except as may be disclosed by CR in Section 4.16 of the CR Disclosure Letter or in CR SEC Documents:

(i)           The CR Group has timely filed all federal, state, local and foreign Tax Returns relating to Taxes required to be filed by the CR Group, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii)           CR has delivered or made available to Aegis correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the CR Group, and other correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2012.  Neither CR nor Merger Sub is a successor to, or alter ego or continuation of, any entity classified as a Subchapter C or Subchapter S corporation for federal income tax purposes.  Code Rebel LLC is disregarded as an entity separate from its owner for federal income tax purposes.  ThinOps Resources LLC previously was classified as a Subchapter S corporation until July 31, 2015, when it was acquired by CR, and since has been operated as a Subchapter C corporation for federal income tax purposes.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the CR Group or its stock or membership interests.  All Taxes not yet due and payable have been properly accrued on the books of the CR Group, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to Aegis are adequate.  Any Tax Return of the CR Group required to be filed through the Closing Date (without extensions) shall be properly and timely filed by the Closing, with prior review and consent by Aegis, unless a valid extension is filed after the date hereof, with the prior consent of Aegis.

(iii)           The CR Group has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the CR Group, nor has the CR Group executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by the CR Group with respect to any Taxes is currently in force.

(iv)           Tax Returns of the CR Group have been audited by applicable Taxing authorities, or have been closed by the applicable statute of limitations, for all periods through 2011; no adjustments, deficiencies, assessments or reassessments for any Taxes have been proposed, asserted or assessed against the CR Group by any federal, state, local or foreign taxing authority.

(v)           No Tax audits or other administrative proceedings, discussions, or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of the CR Group, and no issues are being asserted against the CR Group in connection with any existing audits or proceedings.

(vi)           No member of the CR Group has been a member of any consolidated, combined or unitary group with any entity other than one or more other members of the CR Group for federal, state, local or foreign Tax purposes.  The CR Group has not been party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.  Except for the equity ownership of the Subsidiaries by CR, neither CR nor any Subsidiary has had any subsidiary or equity, or option to acquire equity, in any entity at any time since its formation.

(vii)           The CR Group has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident shareholders and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(viii)           The CR Group has not executed or filed any agreement or other document extending the period for assessment, reassessment, or collection of any Taxes, and no power of attorney granted by the CR Group with respect to any Taxes is currently in force.

(ix)           The CR Group has not entered into any closing or other agreement which affects any Taxes of the CR Group for any taxable year ending after the Closing Date.  The CR Group is not a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

(x)           The CR Group has not agreed to and is not required to make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date.  No Taxing authority has proposed to the CR Group any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date.  The CR Group has no application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(xi)           No asset of the CR Group is “tax exempt use property” under Code Section 168(h).  No portion of the cost of any asset of the CR Group has been financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

(xii)           None of the assets of the CR Group is property that the CR Group is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xiii)           The CR Group neither has nor had a permanent establishment in any foreign country and does not engage, and has not been engaged, in a trade or business in any foreign country.  No claim has been made that the CR Group has not properly paid Taxes or filed Tax Returns in a jurisdiction in which the CR Group does not file a Tax Return, nor has the CR Group received any notice of any such jurisdiction’s intent to assert such a claim.

(xiv)           In the past five (5) years, the CR Group has not been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355 or section 356.

(xv)           The CR Group has not engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(b)           Continuity of Interest.   Prior to the Merger, CR’s stockholders did not dispose of any CR Common Stock to CR or to Persons related to CR or receive any distribution from CR in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

(c)            No Other Actions.   Neither the CR Group nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.17           Environmental Matters.

(a)           To the Knowledge of CR, the CR Group is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b)            The CR Group is not required to hold any Environmental Permits for the operation of its businesses.

(c)           To the Knowledge of CR, there is no Environmental Claim pending or overtly threatened against the CR Group nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

4.18           Intellectual Property.

(a)           Section 4.18(a) of the CR Disclosure Letter contains an accurate and complete list of all CR Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (ii) the registration or application numbers thereof. Section 4.18(a) of the CR Disclosure Letter contains an accurate and complete list of all CR Intellectual Property Rights that are material to the business of the CR Group.  Section 4.18(a) of the CR Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of the CR Group, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that the CR Group receives as “free software”, “open source software” or under a similar licensing or distribution model. Section 4.18(a) of the CR Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of the CR Group.  Section 4.18(a) of the CR Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2015 that the CR Group is obligated to provide maintenance or support thereunder (collectively, “CR Products”). The CR Group does not own any patents or patent applications.

(b)           Section 4.18(b) of the CR Disclosure Letter lists any License Agreements and Contracts under which the CR Group has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any CR Intellectual Property Right. Section 4.18(b) of the CR Disclosure Letter lists any License Agreements and Contracts under which (x) the CR Group has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from the CR Group or from escrow.

(c)           The CR Group is not a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of the CR Group to use or enforce any CR Intellectual Property Rights.

(d)           The CR Group owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all CR Intellectual Property Rights. Except as listed in Section 4.18(d) of the CR Disclosure Letter or in CR SEC Documents, CR is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each CR Registered Intellectual Property Right.

(e)           To the Knowledge of CR, CR’s Licensed Intellectual Property Rights and CR Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the CR Group as currently conducted. To CR’s Knowledge, the conduct of the business of the CR Group as such business is currently conducted, including the design, development, marketing and sale of CR Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f)           The CR Group has not received any written, or, to the Knowledge of CR, oral communications from any third party that overtly claim that the operation of the business of the CR Group, or any act of the CR Group, or any CR Product or service, or the use of any CR Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. The CR Group has not received any written communication from a third party pursuant to which the third party offered the CR Group a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g)           The CR Group has not received written notice of, and to the Knowledge of CR, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any CR Intellectual Property Rights. To the Knowledge of CR, there is no pending or threatened Legal Action relating to the business of the CR Group before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of CR’s Licensed Intellectual Property Rights or the rights of the CR Group to use or exploit any of CR’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a CR Material Adverse Effect.

(h)           To the Knowledge of CR, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any CR Intellectual Property Rights. The CR Group has not brought any Legal Action against any third party alleging infringement, misappropriation or violation of CR Intellectual Property Rights that remain unresolved. The CR Group has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of CR Intellectual Property Rights.

(i)           To the Knowledge of CR, CR Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to CR Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of CR, neither the CR Group nor any of its officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any CR Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any CR Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such CR Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such CR Registered Intellectual Property Rights.

(j)           There are no actions that must be taken by the CR Group within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any CR Registered Intellectual Property Rights.

(k)           The CR Group has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. The CR Group has in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with the CR Group.

(l)           Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of the CR Group under such License Agreements or Contracts to the same extent the CR Group would have been able to had the transactions contemplated hereby not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which the CR Group would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of CR’s License Agreements or any Contract with any customer of the CR Group, or give any Person (other than the CR Group) or a party to any of CR’s License Agreements or any Contract with any customer of CR the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from CR or from escrow, source code for Computer Software or other proprietary materials of CR; (iii) result in the loss or impairment of the CR Group’s ownership of or right to use CR Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(m)           To CR’s Knowledge, since December 31, 2013, each member of the CR Group has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of such member of the CR Group. To CR’s Knowledge, each member of the CR Group has complied in all material respects with all rules, policies and procedures established by the CR Group from time to time with respect to the foregoing, if any. To CR’s Knowledge, no claims are pending or threatened or likely to be asserted against any member of the CR Group by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To CR’s Knowledge, the consummation of the Merger and the transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(n)           With respect to sensitive personally identifiable information, to CR’s Knowledge, the CR Group has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of CR, there has been no unauthorized access to or other misuse of that information.

4.19           Material Agreements.  Section 4.19 of the CR Disclosure Letter sets forth a list of all CR Material Agreements.  All of CR Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of the CR Group and, to the Knowledge of CR, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by the CR Group under any of CR Material Agreements or, to the Knowledge of CR, events which with notice or the passage of time would constitute a material breach or default by the CR Group, and, to the Knowledge of CR, there is no material breach or default from any other party under any of CR Material Agreements. CR has made available to Aegis true and complete copies of all CR Material Agreements, including all amendments thereto.

4.20           Customers and Suppliers.  CR has delivered or made available to Aegis a list identifying each customer of the CR Group from which, for the twelve (12) month period ended December 31, 2015, the CR Group received revenue in excess of  $100,000 for such period (collectively, “CR Major Customers”). Section 4.20 of the CR Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to the CR Group for the twelve (12) month period ended December 31, 2015. Within the preceding twelve (12) months, the CR Group has not received written or, to the Knowledge of CR, oral notice that any CR Major Customer or supplier listed in Section 4.20 of the CR Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with the CR Group; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the CR Group; or (iii) intends to refuse to pay any amount due to CR Group or seek to exercise any remedy against the CR Group. The CR Group has not, within the past twelve (12) months, been engaged in any material dispute with any CR Major Customer or supplier listed in Section  4.20 of CR Disclosure Letter. The CR Group is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

4.21           Agreements with Regulatory Agencies.  The CR Group (a) is not subject to any cease-and-desist or other Order issued by, (b) is not a party to any Contract, consent agreement or memorandum of understanding with, (c) is not a party to any commitment letter or similar undertaking to, (d) is not subject to any order or directive by, (e) is not a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 4.21, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of the CR Group after the Effective Time, as presently conducted. The CR Group has not been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a CR Material Adverse Effect.

4.22           Related Party Transactions.  Other than in respect of Contracts or interests related to employment in the ordinary course of business or incentive arrangements under the CR Option Plan and as disclosed in Section 4.22 of the CR Disclosure Letter or in CR SEC Documents, no Related Party is a party to any Contract with or binding upon the CR Group or any of its assets, rights or properties or has any interest in any property owned by the CR Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months or during the calendar year 2015.

4.23           Accounts Receivable.  The accounts receivable of the CR Group represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the CR Group in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of CR, subject to any material defenses, set-offs or counterclaims. The CR Group has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. The CR Group will bill all unbilled receivables in the ordinary course of business consistent with past practice.

4.24           Deferred Revenue.  The deferred revenue balance of the CR Group represents or will represent valid, bona fide obligations of the CR Group to perform services in the ordinary course of business consistent with past practices and the amount of cash payable to the CR Group under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of CR, the obligations of the CR Group under the Contracts underlying the deferred revenue amounts of the CR Group were incurred in the ordinary course of business consistent with past practices.

4.25           Insurance.  All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by the CR Group are listed in Section 4.25 of the CR Disclosure Letter (the “CR Insurance Policies”) and true and complete copies of the CR Insurance Policies have been made available to Aegis.  The CR Group has not received any written notice of cancellation or premium increase with respect to or alteration of coverage under any CR Insurance Policy with respect to such CR Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of the CR Group pending under any CR Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

4.26           Board Approval.  The Board of Directors of CR has, as of the date hereof, unanimously: (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval; (ii) determined that the Merger is fair to and in the best interests of the stockholders of CR; and (iii) recommended that the stockholders of CR approve and adopt this Agreement and approve the Merger (collectively, the “CR Board Recommendation”).  The Board of Directors of Merger Sub has, as of the date hereof, unanimously approved this Agreement and the transactions contemplated hereby.

4.27           Stockholder Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of CR Common Stock in accordance with the DGCL and CR’s Certificate of Incorporation and Bylaws (the “CR Stockholders’ Approval”) is the only vote of the holders of any class or series of CR’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby.  The affirmative vote of the holders of a majority of the outstanding shares of the common stock of Merger Sub in accordance with the DGCL and Merger Sub’s Certificate of Incorporation and Bylaws is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby, which consent has, as of the date hereof, been obtained.

4.28           Brokers.  The CR Group has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

COVENANTS

5.1           Covenants of CR and Aegis.  At all times from and after the date hereof until the Effective Time, each of CR and Aegis covenant and agree as to themselves and their respective subsidiaries that (except as necessary to effectuate the Merger and otherwise as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing, which such consent shall not be unreasonably withheld, conditioned or delayed):

(a)           Ordinary Course.  Each party and their respective subsidiaries shall conduct their respective businesses only in, and none of the parties and their respective subsidiaries shall take any action except in, the ordinary course consistent with past practice.

(b)           Negative Covenants.                                            Without limiting the generality of Section 5.1(a): (i) each party and its subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their respective present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental Entities; and (ii) except as necessary to effectuate the Merger or as contemplated by this Agreement, neither party, nor their subsidiaries, shall, except as otherwise expressly provided for in this Agreement:

(i)           amend or propose to amend their organizational documents;

(ii)           (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto;

(iii)           issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any options or other equity incentives with respect thereto (other than issuances pursuant to options or warrants outstanding on the date hereof and in accordance with their present terms);

(iv)          acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets;

(v)           other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;

(vi)          except to the extent required by applicable Law, GAAP or Contracts existing on the date hereof, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(vii)          except to the extent required by applicable Law or Contracts existing on the date hereof, make any material Tax election or settle or compromise any material Tax Liability with any Governmental Entity;

(viii)         (x) incur any indebtedness for borrowed money, or guarantee any such indebtedness, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money; provided that a party may prepay or defease any indebtedness for borrowed money if such may be done without the payment of any additional fee (other than amounts owed under the terms of such indebtedness);

(ix)           enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any employee or similar benefit plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required under a Material Contract that is disclosed Section 3.19 of the Aegis Disclosure Letter or Section 4.19 of the CR Disclosure Letter, as applicable, except for annual salary increases in the ordinary course of business consistent with past practices;

(x)            enter into any CR Material Agreement or Aegis Material Agreement, as applicable, or amend, modify, or otherwise terminate, any existing CR Material Agreement or Aegis Material Agreement, as applicable, in each case, other than in the ordinary course of business and consistent with past practices; provided, however, that Aegis may modify any Aegis Material Agreement to terminate any right that any party to such Aegis Material Agreement may have to receive payments under such Aegis Material Agreement in Aegis Common Stock;

(xi)           make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $50,000;

(xii)          make any material change in the lines of business in which it participates or is engaged;

(xiii)         institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; provided that neither party nor their subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business; or

(xiv)         enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

(c)           Advice of Changes.   Each party shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of Legal Action, having, or which, insofar as can be reasonably foreseen, could have, an Aegis Material Adverse Effect or a CR Material Adverse Effect, as applicable; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given pursuant to this Section 5.1(c) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(d)           Notice and Cure.   Each of CR and Aegis will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in this Agreement in any material respect. Each of CR and Aegis also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(e)           Fulfillment of Conditions.   Subject to the terms and conditions of this Agreement, each of CR and Aegis will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated hereby, and neither CR nor Aegis will, nor will it permit any of its subsidiaries to, take or fail to take any action that would be reasonably expected to result in the nonfulfillment of any such condition.

5.2           No Solicitations.

(a)           Take Over Proposals.  Subject to the provisions of Section 5.2(c), Section 5.2(d), Section 5.2(e) and Section 5.2(e)(ii), each of CR and Aegis shall not and shall not authorize and shall use its commercially reasonable efforts to cause its respective Representatives not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal:

(i)           encourage, solicit, initiate, induce, conduct, engage or participate in, any discussions or negotiations with, disclose any non-public information relating to such Person to afford access to the business, properties, assets, books or records of such Person to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;

(ii)           amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of such Person;

(iii)           approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL (other than CR or Aegis as the case may be);

(iv)          enter into any binding or non-binding agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”); or

(v)           grant approval pursuant to any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover law, including Section 203 of the DGCL to any Person (other than CR or Aegis, as the case may be).

(b)           Withdrawal of Support.

(i)           Subject to Section 5.2(c), neither the Aegis Board nor any committee thereof shall:

(A)           fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to CR, the Aegis Board Recommendation;

(B)           recommend a Takeover Proposal;

(C)           fail to recommend against acceptance of any tender offer or exchange offer for the shares of Aegis Common Stock within ten (10) Business Days after the commencement of such offer;

(D)           make any public statement inconsistent with the Aegis Board Recommendation; or

(E)           resolve or agree to take any of the foregoing actions (any of the foregoing, a “Aegis Adverse Recommendation Change”).

(ii)           Aegis shall cease immediately and cause to be terminated, and shall not authorize, and shall use commercially reasonable efforts not to permit, any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Aegis that was furnished by or on behalf of Aegis to return or destroy (and confirm destruction of) all such information.

(iii)           Subject to Section 5.2(d), neither the CR Board nor any committee thereof shall:

(A)           fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Aegis, the CR Board Recommendation;

(B)           recommend a Takeover Proposal;

(C)           fail to recommend against acceptance of any tender offer or exchange offer for the shares of CR Common Stock within ten (10) Business Days after the commencement of such offer;

(D)           make any public statement inconsistent with the CR Board Recommendation; or

(E)           resolve or agree to take any of the foregoing actions (any of the foregoing, a “CR Adverse Recommendation Change”).

(iv)          CR shall cease immediately and cause to be terminated, and shall not authorize, and shall use commercially reasonable efforts not to permit, any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of CR that was furnished by or on behalf of CR to return or destroy (and confirm destruction of) all such information.

(c)           Right of Aegis to Participate in a Takeover Proposal.  Notwithstanding Section 5.2(a) or Section 5.2(b), prior to the receipt of Aegis Stockholders’ Approval, the Aegis Board, directly or indirectly through any Representative, may, subject to Section 5.2(e) and Section 5.2(f):

(i)           participate in negotiations or discussions with any third party from which Aegis received an unsolicited Takeover Proposal that the Aegis Board believes in good faith could constitute or result in a Superior Proposal;

(ii)           thereafter furnish to such third party (and any persons acting in concert with such third party and to their respective financing sources and Representatives) non-public information relating to Aegis pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within two (2) Business Days) provided for informational purposes only to CR); provided, that no information regarding CR or the Merger or any of the transactions contemplated by this Agreement shall be furnished to such third party;

(iii)           following receipt of and on account of a Superior Proposal, make a Aegis Adverse Recommendation Change; and/or

(iv)           take any action that any court of competent jurisdiction orders Aegis to take (which order remains unstayed),

but in each case referred to in the foregoing clauses (i) through (iv), only if the Aegis Board determines in good faith, after consultation with outside legal counsel, that the failure to take any such action would reasonably be expected to cause the Aegis Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Aegis Board from disclosing to Aegis’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal and the filing with the SEC of such disclosure pursuant to Rule 14d-9 and Rule 14e-2(a) shall not constitute a Aegis Adverse Recommendation Change in and of itself, if Aegis determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(d)           Right of CR to Participate in a Takeover Proposal. Notwithstanding Section 5.2(a) or Section 5.2(b), prior to the receipt of CR Stockholders’ Approval, the CR Board, directly or indirectly through any Representative, may, subject to Section 5.2(e) and Section 5.2(f):

(i)             participate in negotiations or discussions with any third party from which CR received an unsolicited Takeover Proposal that the CR Board believes in good faith could constitute or result in a Superior Proposal;

(ii)            thereafter furnish to such third party (and any persons acting in concert with such third party and to their respective financing sources and Representatives) non-public information relating to CR pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within two (2) Business Days) provided for informational purposes only to Aegis); provided, that no information regarding Aegis or the Merger or any of the transactions contemplated by this Agreement shall be furnished to such third party;

(iii)           following receipt of and on account of a Superior Proposal, make a CR Adverse Recommendation Change; and/or

(iv)           take any action that any court of competent jurisdiction orders CR to take (which order remains unstayed),

but in each case referred to in the foregoing clauses (i) through (iv), only if the CR Board determines in good faith, after consultation with outside legal counsel, that the failure to take any such action would reasonably be expected to cause the CR Board to be in breach of its fiduciary duties under applicable Law.  Nothing contained herein shall prevent the CR Board from disclosing to CR’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal and the filing with the SEC of such disclosure pursuant to Rule 14d-9 and Rule 14e-2(a) shall not constitute a CR Adverse Recommendation Change in and of itself, if CR determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(e)           Notice of a Takeover Proposal.

(i)           The Aegis Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.2(c) unless Aegis shall have delivered to CR a prior written notice advising CR that it intends to take such action. Aegis shall notify CR promptly (but in no event later than two Business days) after it obtains knowledge of the receipt by Aegis (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to Aegis or for access to the business, properties, assets, books or records of Aegis by any third party. In such notice, Aegis shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. Aegis shall keep CR reasonably informed, on a reasonably current basis, of the status and of any material change to the terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Aegis shall promptly provide CR with a list of any non-public information concerning Aegis’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to CR, copies of such information.

(ii)           The CR Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.2(d) unless CR shall have delivered to Aegis a prior written notice advising Aegis that it intends to take such action. CR shall notify Aegis promptly (but in no event later than two Business days) after it obtains knowledge of the receipt by CR (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to CR or for access to the business, properties, assets, books or records of CR by any third party. In such notice, CR shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. CR shall keep Aegis reasonably informed, on a reasonably current basis, of the status and of any material change to the terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. CR shall promptly provide Aegis with a list of any non-public information concerning CR’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Aegis, copies of such information.

(f)           Recommendation Change.

(i)            Except as set forth in this Section 5.2(f), the Aegis Board shall not make any Aegis Adverse Recommendation Change or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of Aegis Stockholders’ Approval, the Aegis Board may make a Aegis Adverse Recommendation Change or enter into  a Company Acquisition Agreement, if: (i) Aegis promptly notifies CR, in writing, at least five (5) Business Days (the “Aegis Notice Period”) before making such Aegis Adverse Recommendation Change or entering into such Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Aegis has received a Takeover Proposal that the Aegis Board intends to declare a Superior Proposal and that the Aegis Board intends to make a Aegis Adverse Recommendation Change and/or Aegis intends to enter into a Company Acquisition Agreement; (ii) Aegis attaches to such notice the most current version of the proposed agreement for such Superior Proposal (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) Aegis shall, and shall use its commercially reasonable efforts to cause its Representatives to, during the Aegis Notice Period, negotiate with CR in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if CR, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Aegis Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Aegis Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Aegis Notice Period subsequent to the time Aegis notifies CR of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Aegis Board determines in good faith, after consulting with outside legal counsel and the Aegis Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by CR during the Aegis Notice Period in the terms and conditions of this Agreement.

(ii)           Except as set forth in this Section 5.2(f), the CR Board shall not make any CR Adverse Recommendation Change or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of CR Stockholders’ Approval, the CR Board may make a CR Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) CR promptly notifies Aegis, in writing, at least five (5) Business Days (the “CR Notice Period”) before making such CR Adverse Recommendation Change or entering into such Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that CR has received a Takeover Proposal that the CR Board intends to declare a Superior Proposal and that the CR Board intends to make a CR Adverse Recommendation Change and/or CR intends to enter into a Company Acquisition Agreement; (ii) CR attaches to such notice the most current version of the proposed agreement for such Superior Proposal (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) CR shall, and shall use its commercially reasonable efforts to cause its Representatives to, during the CR Notice Period, negotiate with Aegis in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Aegis, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the CR Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the CR Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the CR Notice Period subsequent to the time CR notifies Aegis of any such material revision (it being understood that there may be multiple extensions)); and (iv) the CR Board determines in good faith, after consulting with outside legal counsel and CR Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Aegis during the CR Notice Period in the terms and conditions of this Agreement.

5.3           Third Party Standstill Agreements.

(a)           During the period from the date hereof through the Effective Time, Aegis shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, Aegis shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(b)           During the period from the date hereof through the Effective Time, CR shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, CR shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

5.4           Takeover Statutes.  If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Aegis and the members of the Aegis Board and CR and the members of its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

5.5           Access to Information; Confidentiality.

(a)           Confidentiality.  The terms and conditions of the Confidentiality Agreement are hereby ratified and confirmed by each of the parties.

(b)           Mutual Access to Information.  During the period from the date of this Agreement until the earlier of (x) the Effective Time, or (y) the termination of this Agreement in accordance with Section 7.1, each party to this Agreement will (and will cause such party’s Representatives to) provide the other party (the requesting party) and the requesting party’s Representatives with reasonable access to the disclosing party’s management, financial statements, books and records, contracts, leases, operations, forecasts, tax records and other documents in the manner and to the extent such requesting party reasonably requests.

5.6           Proxy Statement; Information Statement; Charter Amendment.

(a)           Proxy Process.

(i)           Aegis and CR shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto. CR shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of:  (A) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (B) the rules and regulations of the NASDAQ MKT and (C) other applicable Laws, including the DGCL; provided, that such obligation shall not be with respect to any information about Aegis or its Representatives and CR may assume, without any investigation, that all such information provided by Aegis about Aegis or its Representatives for inclusion in the Proxy Statement or any amendment or supplement thereto, is true and complete in all material respects and does not include any misstatement of a material fact regarding Aegis or its Representatives or omit to state any material fact regarding Aegis or its Representatives necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

(ii)           Aegis shall promptly provide to CR such information about Aegis and its Representatives as is required to be included in a Proxy Statement to satisfy the requirements for such document under the Exchange Act, including without limitation, all financial statements and audit reports, and shall promptly provide to CR such additional information as may be from time to time reasonably requested by CR for the preparation by CR of a draft Proxy Statement or any amendment or supplement thereto.

(iii)          CR shall prepare as soon as reasonably practicable after the date hereof, assuming such information from Aegis has been received, a document constituting a draft of the Proxy Statement and provide such draft to Aegis for review by it and its legal counsel.

(iv)          Aegis and its legal counsel shall promptly provide comments to such draft Proxy Statement and CR shall promptly file such Proxy Statement with the SEC.

(v)           If at any time prior to the Effective Time any event or circumstance relating to a party or its Representatives is discovered that should be set forth in an amendment or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other.

(vi)          CR shall use its commercially reasonable efforts to promptly amend or supplement such Proxy Statement and file with the SEC such amendment or supplement.

(vii)         CR shall promptly notify Aegis and counsel to Aegis of the receipt of any comments or other communications, whether written or oral, from the SEC or its staff with respect to the Proxy Statement and of any requests by the SEC or its staff for any amendment or supplement thereto or for additional information. CR shall promptly provide Aegis and counsel to Aegis with copies of all such comments or other communications between the SEC and CR or any of its Representatives with respect to the Proxy Statement. CR shall provide Aegis a reasonable opportunity to participate in the response to those comments. CR agrees to use its commercially reasonable efforts, after consultation with Aegis, to respond promptly to all such comments of, and requests by, the SEC.

(viii)        CR shall cause the Proxy Statement to be mailed to the holders of CR Common Stock entitled to vote at the meeting of the stockholders of CR at the earliest practicable time.

(b)           Information Statement Process.

(i)            CR and Aegis shall cooperate with each other in the preparation of the Information Statement and any amendment or supplement thereto. Aegis shall cause the Information Statement to comply as to form and substance in all material respects with the applicable requirements of all applicable Laws, including the DGCL; provided, that such obligation shall not be with respect to any information included in the Proxy Statement regarding CR or its Representatives and Aegis may assume, without any investigation, that the Proxy Statement (other than information therein regarding Aegis or its Representatives) is true and complete in all material respects and does not include any misstatement of a material fact regarding CR or its Representatives or omit to state any material fact regarding CR or its Representatives necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

(ii)           CR shall promptly provide to Aegis such information about CR and its Representatives as is required to be included in an Information Statement to satisfy the requirements for such document and shall promptly provide to Aegis such additional information as may be from time to time reasonably requested by Aegis for the preparation by Aegis of a draft Information Statement or any amendment or supplement thereto.

(iii)          Aegis shall prepare as soon as reasonably practicable after the date hereof, assuming such information from CR has been received, a document constituting a draft of the Information Statement and provide such draft to CR for review by it and its legal counsel.

(iv)          CR and its legal counsel shall promptly provide comments to such draft Information Statement.

(v)           If at any time prior to the Effective Time any event or circumstance relating to a party or its Representatives is discovered that should be set forth in an amendment or a supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other.

(vi)          Aegis shall use its commercially reasonable efforts to promptly amend or supplement such Information Statement.

(vii)         Aegis shall cause the Information Statement to be mailed to the holders of Aegis Common Stock entitled to vote at the meeting of the stockholders of Aegis at the earliest practicable time.

(c)           Charter Amendment.  CR agreed to include in its Proxy Statement a proposal to amend its Certificate of Incorporation so that it is amended and restated in the form provided in Exhibit B.

5.7           Approval of Stockholders.

(a)           Aegis Stockholders’ Approval.  Aegis shall, through the Aegis Board, duly call, give notice of, convene and hold a meeting of its stockholders (the “Aegis Stockholders’ Meeting”) for the purpose of voting on the adoption and approval of this Agreement and the Merger as soon as reasonably practicable after the date hereof. Subject to Section 5.2, Aegis shall use its commercially reasonable efforts to solicit proxies from Aegis stockholders in order to obtain Aegis Stockholders’ Approval. Except as provided in Section 5.2, Aegis shall, through the Aegis Board, include in the Information Statement the Aegis Board Recommendation. In the event that Aegis Stockholders’ Approval is not obtained on the date on which the Aegis Stockholders’ Meeting is initially convened, the Aegis Board shall have the right to adjourn such Aegis Stockholders’ Meeting on one or more occasions solely for the purpose of soliciting proxies from Aegis’s stockholders in order to obtain Aegis Stockholders’ Approval and, subject to Section 5.2, shall use its commercially reasonable efforts during any such adjournments to obtain Aegis Stockholders’ Approval. Notwithstanding anything contained herein to the contrary, Aegis shall not be required to hold the Aegis Stockholders’ Meeting if this Agreement is terminated before the meeting is held.

(b)           CR Stockholders’ Approval.  CR shall, through the CR Board, duly call, give notice of, convene and hold a meeting of its stockholders (the “CR Stockholders’ Meeting”) for the purpose of voting on the adoption and approval of this Agreement and the Merger as soon as reasonably practicable after the date hereof. Subject to Section 5.2, CR shall use its commercially reasonable efforts to solicit proxies from CR stockholders in order to obtain CR Stockholders’ Approval. Except as provided in Section 5.2, CR shall, through the CR Board, include in the Proxy Statement the CR Board Recommendation. In the event that CR Stockholders’ Approval is not obtained on the date on which the CR Stockholders’ Meeting is initially convened, the CR Board shall have the right to adjourn such CR Stockholders’ Meeting on one or more occasions solely for the purpose of soliciting proxies from CR’s stockholders in order to obtain CR Stockholders’ Approval and, subject to Section 5.2, shall use its commercially reasonable efforts during any such adjournments to obtain CR Stockholders’ Approval. Notwithstanding anything contained herein to the contrary, CR shall not be required to hold the CR Stockholders’ Meeting if this Agreement is terminated before the meeting is held.

5.8           Regulatory and Other Approvals; Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each of Aegis and CR will proceed diligently and in good faith to, as promptly as practicable: (i) obtain all consents, approvals or actions of, make all filings (including, with respect to CR, any Form 8-K filings) with and give all notices to Governmental Entities or any other public or private third parties required to consummate the Merger and the transactions contemplated hereby; and (ii) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith. No party shall consent to any voluntary extension of any statutory deadline or delay the consummation of the Merger at the request of a Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. All such filings and notices made by a party shall be provided for review and comment by the other party and shall not be filed or made until reasonably acceptable to both parties.

(b)           Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of Aegis or CR or to effect the other purposes of this Agreement.

5.9           Equity-Based Awards; Warrants.

(a)           At the Effective Time, CR shall issue to the holder of each Aegis Option outstanding immediately prior to the Effective Time (other than any Aegis Option the holders of which shall have agreed to exercise such Aegis Option for Aegis Common Stock immediately prior to the Effective Time) an option (each, an “Adjusted CR Option”) to acquire, on the same terms and conditions as were applicable under such Aegis Option immediately prior to the Effective Time, the number of shares of CR Common Stock equal to the product of:  (i) the number of shares of Aegis Common Stock subject to such Aegis Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of CR Common Stock subject to any such Adjusted CR Option will be an amount equal to the quotient obtained by dividing  (A) the exercise price per share of Aegis Common Stock subject to such Aegis Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents.  Notwithstanding the foregoing, if the conversion of an Aegis Option in accordance with the preceding provisions of this Section 5.9(a) would cause the related Adjusted CR Option to be treated as the grant of a new stock right for purposes of Section 409A of the Code, such Aegis Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to CR and Aegis that would not cause the related Adjusted CR Option to be treated as the grant of new stock right for purposes of Section 409A. For avoidance of doubt, each Adjusted CR Option shall be vested to the same extent to which the Aegis Option for which it was substituted was vested before or as of the Effective Time.

(b)           The terms of each Aegis Warrant, whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Aegis Warrant outstanding immediately prior to the Effective Time shall be replaced by and substituted for a warrant (each, an “Adjusted CR Warrant”) to acquire, on the same terms and conditions as were applicable under such Aegis Warrant immediately prior to the Effective Time, the number of shares of CR Common Stock equal to the product of: (i) the number of shares of Aegis Common Stock subject to such Aegis Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.  The exercise price per share of CR Common Stock subject to any such Adjusted CR Warrant will be an amount equal to the quotient obtained by dividing  (A) the exercise price per share of Aegis Common Stock subject to such Aegis Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. For the avoidance of doubt, each Adjusted CR Warrant shall be vested to the same extent to which the Aegis Warrant for which it was substituted was vested before or as of the Effective Time.

(c)           With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, CR shall administer any Adjusted CR Option assumed pursuant to this Section 5.9 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Adjusted CR Option complied with such rule prior to the Merger.

5.10           Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, CR shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Aegis or CR (collectively, the “Indemnified Parties”) against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees), Liabilities, judgments, fines and settlement amounts that are paid or incurred in connection with any Legal Action (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based directly or indirectly (in whole or in part) on, or arises directly or indirectly (in whole or in part) out of, the fact that such Indemnified Party is or was a director or officer of Aegis or CR, as the case may be, and relates to or arises out of any action or omission occurring at or prior to the Effective Time (including in connection with this Agreement or any of the transactions contemplated hereby) (“Indemnified Liabilities”) to the fullest extent permissible under applicable Law; provided that CR shall not be liable for any Indemnified Liabilities which occur as a result of fraud or the unlawful criminal actions, gross negligence or willful misconduct of any Indemnified Party or exceed the scope of similar obligations owed by CR to its directors and officers as of the Effective Time.  Without limiting the foregoing, in the event that any such Legal Action is brought against any Indemnified Party (whether arising prior to or after the Effective Time), CR will pay expenses in advance to each Indemnified Party or promptly reimburse each Indemnified Party for such expenses as such expenses are incurred to the fullest extent permitted by applicable Law; provided that the Person to whom expenses are advanced provides any undertaking required by applicable Law to repay such advance if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such Legal Action, shall notify CR, but the failure so to notify CR shall not relieve CR from any Liability which it may have under this paragraph except to the extent such failure actually and materially prejudices CR.

(b)           Except to the extent required by Law, from and after the Effective Time until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, CR will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in its Certificate of Incorporation and Bylaws (or such documents of any successor to CR) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of Aegis or CR prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

(c)           If CR or any of its successors or assigns, directly or indirectly: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, CR shall cause proper provision to be made so that the successors and assigns of CR shall assume the applicable obligations of such party set forth in Section 5.10.

(d)           The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the Certificate of Incorporation, bylaws or other comparable charter documents of Aegis or CR or any of their respective subsidiaries, under applicable Law or otherwise or under any agreement of any Indemnified Party with Aegis or CR, as the case may be.

5.11           Expenses.  Except as otherwise specifically set forth elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that:

(i)            if this Agreement is terminated by CR in accordance with Section 7.1(b) or Section 7.1(d), then Aegis shall pay to CR fifty percent (50%) multiplied by the aggregate amount of the out-of-pocket expenses incurred by CR in connection with printing and mailing the Proxy Statement, as well as any filing and listing fees relating thereto, including any SEC and state filing fees and NASDAQ MKT fees) promptly after the date of such termination upon presentation of invoices evidencing such expenses; or

(ii)           if this Agreement is terminated by Aegis in accordance with Section 7.1(b) or Section 7.1(c), then CR shall pay to Aegis fifty percent (50%) multiplied by the aggregate amount of the out-of-pocket expenses incurred by Aegis in connection with printing and mailing the Information Statement, promptly after the date of such termination upon presentation of invoices evidencing such expenses.

5.12           Stockholder Litigation.  Each party shall promptly provide a notice to the other of any Legal Action brought by any stockholder of such party against such party and/or its Representatives relating to this Agreement or the transactions contemplated hereby, including the Merger (each a “Transaction Legal Action”), and shall promptly inform such other party of the status thereof.

5.13           Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Aegis and CR. Thereafter, Aegis and CR agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of either party, concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

5.14           Delivery of Financial Statements.  Each party shall take its respective commercially reasonable actions to promptly deliver its audited financial statements as of December 31, 2015 and for the annual period then ended to the other party.

5.15           Notice of Certain Events.  From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, each party shall give prompt notice to the other party of any event, transaction or circumstance that has caused or would reasonably be expected to cause any covenant or agreement of such party under this Agreement to be breached or that has rendered or would be reasonably expected to render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 5.19 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any conditions contained herein.

ARTICLE VI

CONDITIONS

6.1           Conditions to Each Party’s Obligation to Effect the Merger.The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           Stockholder Approval.

(i)           Aegis Stockholders’ Approval shall have been obtained.

(ii)           CR Stockholders’ Approval shall have been obtained.

(b)           State Securities Laws.   The securities issued by CR to the holders of the Aegis securities shall be in compliance with federal and state securities laws.

(c)           Injunctions or Restraints.   No court of competent jurisdiction or other competent Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions hereby and no such Law or Order shall be pending.

6.2           Conditions to Obligation of CR to Effect the Merger.  The obligation of CR to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by CR in its sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Aegis in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. Aegis shall have delivered to CR a certificate, dated the Closing Date and executed in the name and on behalf of Aegis by its Chief Executive Officer and its Chief Financial Officer, to such effect.

(b)           Performance of Obligations.  Aegis shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by Aegis at or prior to the Closing, and Aegis shall have delivered to CR a certificate, dated the Closing Date and executed in the name and on behalf of Aegis by its Chairman of the Board or President, to such effect.

(c)           Governmental and Regulatory and Other Consents and Aegis Approvals.   Other than the filing of the Certificate of Merger and Aegis Stockholders’ Approval, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of CR, Aegis or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 6.2(c) of the Aegis Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to CR and CR shall be able to issue the shares of CR Common Stock in the Merger pursuant to an exemption from the registration requirements under the Securities Act under Regulation D promulgated thereunder.

(d)           Proceedings.   All proceedings to be taken on the part of Aegis in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to CR, and CR shall have received copies of all such documents and other evidences as CR may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e)           Aegis Material Adverse Effect.   Since the date hereof, there shall not have been any Aegis Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have an Aegis Material Adverse Effect.

6.3           Conditions to Obligation of Aegis to Effect the Merger.  The obligation of Aegis to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Aegis in its sole discretion):

(a)           Representations and Warranties.   The representations and warranties made by CR in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. CR shall have delivered to Aegis a certificate, dated the Closing Date and executed in the name and on behalf of CR by its Chief Executive Officer and its Chief Financial Officer, to such effect.

(b)           Performance of Obligations.   CR shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by CR at or prior to the Closing, and CR shall have delivered to Aegis a certificate, dated the Closing Date and executed in the name and on behalf of CR by its Chairman of the Board or President, to such effect.

(c)           Governmental and Regulatory and Other Consents and CR Approvals.   Other than the filing of the Certificate of Merger and CR Stockholders’ Approval, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of Aegis, CR or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 6.3(c) of CR Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to Aegis.

(d)           Proceedings.   All proceedings to be taken on the part of CR in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Aegis, and Aegis shall have received copies of all such documents and other evidences as Aegis may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e)           CR Material Adverse Effect.   Since the date hereof, there shall not have been any CR Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a CR Material Adverse Effect.

(f)           Affidavit.   CR shall have delivered a certificate (in form and substance acceptable to Aegis) pursuant to Section 1.1445-2(c)(3) of the U.S. Income Tax Regulations stating that CR is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.

ARTICLE VII

TERMINATION

7.1           Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after Aegis Stockholders’ Approval or the CR Stockholders’ Approval:

(a)           Mutual Consent.  By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)           Expiration of Time.  By either Aegis or CR upon notification to the non-terminating party by the terminating party:

(i)           at any time after June 30, 2016, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party or the failure of the terminating party to obtain its Stockholders’ Approval (or July 31, 2016 even if the terminating party did not obtain its Stockholders’ Approval); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the condition set forth in Section 6.1(c), the parties hereto may agree in writing to extend such date to a date not later than September 15, 2016;

(ii)           if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; provided, that there shall not be any such required cure period in the event of any breach of Section 5.2; or

(iii)           if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order or Law shall have become final and non-appealable.

(c)           Termination by Aegis.  By Aegis upon notification to CR upon any of the following events, if Aegis is not then in a material breach of any representation, warranty, covenant or agreement under this Agreement

(i)             if CR has not prepared a proxy statement and filed a preliminary proxy with the SEC on or prior to April 11, 2016 (or, if later, the date that is 20 days after the audited financial statements of Aegis and the audited financial statements of CR are published and made available to CR);

(ii)            if CR has not solicited the CR Stockholders’ Approval on or prior to the date that is 45 days after the date of the definitive proxy of CR;

(iii)           if the stockholders of CR do not approve the Merger at a meeting of the CR stockholders;

(iv)           if the Aegis Board shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Aegis Board breaching its fiduciary duties to stockholders under applicable Law by reason of the pendency of an unsolicited, bona fide Takeover Proposal, but only if Aegis is not in breach of its obligations under Section 5.2; provided, however, that Aegis may not terminate this Agreement pursuant to this Section 7.1(c)(iv) unless (x) three Business days shall have elapsed after delivery to CR of a written notice of such determination by such Aegis Board and (y) Aegis shall have paid to CR any amounts owed by it pursuant to Section 7.2(b); or

(d)           Termination by CR.  By CR upon notification to Aegis upon any of the following events, if CR is not then in a material breach of any representation, warranty, covenant or agreement under this Agreement

(i)             if Aegis has not prepared the Aegis Information Statement on or prior to the date that this 10 business days after the definitive CR Proxy Statement is made available to Aegis;

(ii)            if Aegis has not solicited the Aegis Stockholders’ Approval on or prior to the date that is 30 days after the date set forth in Section 7.1(d)(i);

(iii)           if the stockholders of Aegis do not approve the Merger at a meeting of the Aegis stockholders;

(iv)           if the CR Board shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the CR Board breaching its fiduciary duties to stockholders under applicable Law by reason of the pendency of an unsolicited, bona fide Takeover Proposal, but only if CR is not in breach of its obligations under Section 5.2; provided, however, that CR may not terminate this Agreement pursuant to this Section 7.1(d)(iv) unless (x) three Business days shall have elapsed after delivery to Aegis of a written notice of such determination by such CR Board and (y) CR shall have paid to Aegis any amounts owed by it pursuant to Section 7.2(b);

7.2           Effect of Termination.

(a)           Surviving Provisions.  If this Agreement is validly terminated by either Aegis or CR pursuant to Section 7.1, this Agreement will forthwith become null and void and there will be no Liability or obligation on the part of either Aegis or CR (or any of their respective Representatives or Affiliates), except: (i) that the provisions of Section 5.2 with respect to the non-terminating party, Section 5.5, this Section 7.2 and ARTICLE X, and, in each case, the provisions of this Agreement that interpret or relate to such provisions will continue to apply following any such termination; and (ii) that nothing contained herein shall relieve any party hereto from Liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

(b)           Termination due to a Superior Offer.

(i)            In the event that Aegis terminates this Agreement in connection with the consideration or acceptance of a Takeover Proposal, including any termination under Section 7.1(b)(i) if Aegis has received an unsolicited Takeover Proposal or is then otherwise participating in negotiations or discussions with any third party with respect to a Takeover Proposal, then Aegis shall pay to CR a termination fee equal to the greater of: (i) 150% of the costs and expenses incurred by CR in connection with the Merger (including this Agreement); or (ii) 5% of the consideration paid to Aegis or its stockholders in any such Takeover Proposal (or Takeover Proposal with the same Person or any of its Affiliates), assuming the liquidation of Aegis in the case of an asset sale in excess of the fair market value, in excess of the consideration that would be payable by CR in the proposed Merger (based on the value of the CR Common Stock to be issued in the Merger);

(ii)           In the event that CR terminates this Agreement in connection with the consideration or acceptance of a Takeover Proposal, including any termination under Section 7.1(b)(i) if CR has received an unsolicited Takeover Proposal or is then otherwise participating in negotiations or discussions with any third party with respect to a Takeover Proposal, then CR shall pay to Aegis a termination fee equal to the greater of: (i) 150% of the costs and expenses incurred by Aegis in connection with the Merger (including this Agreement, but not including the costs and expenses incurred with its proposed public offering or any issuance of any securities or the conversion of any securities to Aegis common stock or CR Common Stock); or (ii) 5% of the consideration paid to CR or its stockholders in any such Takeover Proposal (or Takeover Proposal with the same Person or any of its Affiliates), assuming the liquidation of CR in the case of an asset sale in excess of the fair market value, in excess of the consideration that would be payable by Aegis in the proposed Merger (based on the value of the Aegis Common Stock to be issued in the Merger);

(c)           Each party agrees that in the event that a termination fee is paid pursuant to Section 7.2(b), the payment of such termination fee shall be the sole and exclusive remedy of the party to which such fee is paid, its subsidiaries and any of its respective shareholders, Affiliates, officers, directors, employees or representatives (collectively, “Related Persons”), and in no event will the party to which such fee is paid or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to: (i) any loss suffered as a result of the failure of the Merger to be consummated; (ii) the termination of this Agreement; (iii) any liabilities or obligations arising under this Agreement; or (iv) any Legal Action arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Aegis or CR, as applicable, such other party shall not have any further liability or obligation to the party that paid such termination fee or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE VIII

ADJUSTMENT OF SHARES DUE TO A BREACH OF A REPRESENTATION

8.1           Permitted Claims.

(a)           In the event that the representations and warranties of Aegis under this Agreement in ARTICLE III are not, as of the Effective Time, true and correct in all material respects (except for such representations and warranties that provide a condition as to a Material Adverse Effect or are otherwise conditioned as to materiality), or in the event that the representations and warranties of CR under this Agreement in are not, as of the Effective Time, true and correct in all material respects (except for such representations and warranties that provide a condition as to a Material Adverse Effect or are otherwise conditioned as to materiality), and, in either case, a Permitted Claim is made by a Permitted Claimant with respect to such breach or default, then the provisions of this ARTICLE VIII shall be applicable.

(b)           For the purposes of this Agreement, the following terms shall have the respective meanings provided below:

(i)           “Permitted Claim” shall mean any bona fide claim that

(A)           is made on or prior to the Claim Expiration Date; and

(B)           with respect to a claim that alleges a breach of a representation and warranty under ARTICLE III or ARTICLE IV, is with respect to a Loss that is reasonably estimated to be more than 1.5% of the Stated Merger Consideration.

(ii)           “Permitted Claimant” shall mean any of the following: (1) with respect to a claim that alleges a breach of a representation and warranty under ARTICLE III, a director of CR that was a director of CR prior to the Effective Time or any stockholders of CR that were stockholders of CR immediately prior to the Effective Time that in the aggregate own at least 25% of the issued and outstanding CR Common Stock as of immediately prior to the Effective Time; or (2) with respect to a claim that alleges a breach of a representation and warranty under ARTICLE IV, a director of CR that was a director of Aegis prior to the Effective Time or any stockholders of CR that were stockholders of Aegis immediately prior to the Effective Time that in the aggregate own at least 25% of the issued and outstanding Aegis Common Stock as of immediately prior to the Effective Time.

(iii)           “Loss” shall mean, collectively, the amount of the losses, damages, obligations, Liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred by CR or any of its subsidiaries in connection with a breach of a representation and warranty under ARTICLE III or  ARTICLE IV that would not result or be incurred if there was not a breach of any such representation or warranty.

(c)           No Obligation to Make Any Claim.  A Permitted Claimant may make a Permitted Claim only in writing to the CEO of CR on or prior to the Claim Expiration Date.  No Permitted Claimant shall have any obligation to make any investigation as to whether any representation or warranty under this Agreement was true and correct in any material respect or to make any claim against CR with respect to any such matter and no stockholder or other Person with an interest in CR or Aegis shall have any right or claim against any Person that is or may be a Permitted Claimant with respect to any decision to make or not make any claim that any representation or warranty under this Agreement was true and correct.

8.2           Determination of any Loss.  If a Permitted Claim is duly and timely received, then the CEO of CR will promptly refer such matter to the independent directors of the Board of Directors of CR who shall promptly engage an independent certified public accounting firm and an independent counsel to determine if such Permitted Claim is meritorious and determine the amount of the Loss with respect to each such Permitted Claim.  The independent directors of the Board of Directors of CR shall then determine the amount of Loss for each Permitted Claim that was duly and timely received and the net amount of the Losses with respect to alleged breaches of representations and warranties under this Agreement.

8.3           Issuance of Additional Shares.

(a)           Promptly after the net Loss amount is determined for the Permitted Claims following the Claim Expiration Date, if such net Loss amount is greater than the applicable threshold amount described in this Section 8.3(a), then CR shall issue additional shares of CR Common Stock as described in this Section 8.3 and to the stockholders of Aegis (as of the Effective Time) or CR (as of the Effective Time), as applicable.

(b)           Net Aegis Representation Breach.  If the aggregate Losses arising from the breach or default by Aegis of the representations and warranties of Aegis under ARTICLE III is greater than the aggregate Losses arising from the breach or default by CR of the representations and warranties of CR under ARTICLE IV (the amount of such excess Losses, the “Net Aegis Breach Amount”) and the Net Aegis Breach Amount is more than 1.5% of the Stated Merger Consideration, then CR shall promptly issue that number of shares of CR Common Stock (“Net Aegis Breach Shares”) that is equal to a whole number (integer) of: (x) the amount of the Net Aegis Breach Amount that is greater than 1.5% of the Stated Merger Consideration (y) divided by the closing price per share of CR Common Stock as reported on the NASDAQ MKT on the Closing Date (as adjusted for any stock split, stock combination or the like, in each case, effective after the Closing Date) and issue such Net Aegis Breach Shares to the holders of CR Common Stock as of record as of immediately prior to the Closing Date; provided, that fractional shares shall not be so issued and any fractional share issuable to any stockholder shall be rounded down to the next whole share.

(c)           Net CR Representation Breach.  If the aggregate Losses arising from the breach or default by CR of the representations and warranties of CR under ARTICLE IV is greater than the aggregate Losses arising from the breach or default by Aegis of the representations and warranties of Aegis under ARTICLE III (the amount of such excess Losses, the “Net CR Breach Amount”) and the Net CR Breach Amount is more than 1.5% of the Stated Merger Consideration, then CR shall promptly issue that number of shares of CR Common Stock (“Net CR Breach Shares”) that is equal to a whole number (integer) of: (x) the amount of the Net CR Breach Amount that is greater than 1.5% of the Stated Merger Consideration (y) divided by the closing price per share of CR Common Stock as reported on the NASDAQ MKT on the Closing Date (as adjusted for any stock split, stock combination or the like, in each case, effective after the Closing Date) and issue such Net CR Breach Shares to the holders of Aegis Common Stock as of record as of immediately prior to the Closing Date; provided, that fractional shares shall not be so issued and any fractional share issuable to any stockholder shall be rounded down to the next whole share.

(d)           Limitation.  Notwithstanding any provision of this ARTICLE VIII to the contrary, the aggregate value of the shares of CR Common Stock (determined by the closing price of the CR Common Stock as reported on the NASDAQ MKT on the Closing Date) that may be issued under this ARTICLE VIII shall not exceed an amount equal to 20% of the Stated Merger Consideration.

ARTICLE IX

DEFINED TERMS

9.1           Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to Aegis than those contained in the Confidentiality Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Aegis Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to Aegis.

“Aegis Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in Aegis Intellectual Property Rights.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means a day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between CR and Aegis dated January 14, 2016.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

“CR Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed to or registered to CR or any of its subsidiaries, as applicable.

“CR Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in CR Intellectual Property Rights.

“Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or by which either is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person  or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

“DOL” means the United States Department of Labor.

“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the Aegis Leased Real Estate or CR Leased Real Estate, as applicable; or (2) any violation of Environmental Law.

“Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

“Exchange Ratio” means the quotient obtained by dividing (i) the total number of shares of CR Common Stock issued or issuable as a result of the Merger (and calculated in accordance with the Ownership Ratio with respect to the issued and outstanding shares of Aegis Common Stock and Aegis Derivative Securities) by (ii) the total number of issued and outstanding shares of Aegis Common Stock on a fully diluted basis (assuming conversion of all Aegis Derivative Securities in full), immediately prior to the Effective Time.  The parties agree as of the date of this Agreement based on the capitalization of CR and Aegis as of the date of this Agreement, the Exchange Ratio would be equal to 199.781%.

“Financial Advisor” means any investment bank or financial advisor or Person that acts in any similar capacity that provides financial or investment advisor services to a party in connection with the Merger.

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

“Indebtedness” means, without duplication to current liabilities, all: (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons; (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP and (v) the deferred purchase price of property or services (excluding earn-out obligations which shall not be deemed Indebtedness under this Agreement). For purposes of calculating Indebtedness: (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness; and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”.

“Information Statement” means the information statement that is prepared by Aegis and provided by Aegis to its stockholders in connection with the special meeting of the stockholders of Aegis called to consider and vote to approve the terms and conditions of this Agreement and the transactions contemplated hereby.

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Employee Plan” means an employee plan that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Aegis, the actual Knowledge after reasonable enquiry of the Persons listed in Section 8.1 of the Aegis Disclosure Letter, and with respect to CR, the actual Knowledge after reasonable enquiry of the Persons listed in Section 8.1 of the CR Disclosure Letter; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third party contractors.

“Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Legal Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.

“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise), or assets of the specified party; or (ii) the ability of the specified party to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (A) changes generally affecting the economy or financial or securities markets; (B) the announcement of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the specified person with employees, customers, suppliers or counter party to any Contract of such party; (C) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes); (D) changes (including changes of applicable Law) or general conditions in the industry in which such party operates; (E) changes in GAAP (or authoritative interpretations of GAAP); (F) any Transaction Legal Action, to the extent relating to the negotiations between the parties and the terms and conditions of this Agreement; and (G) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 5.13); provided, further, however, that any event, change and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Material Adverse Effect with respect to the specified Person has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such party, compared to other participants in the industries in which such party conducts its businesses.

“Material Agreements” means each Contract to which the specified party is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such party of any amount or value reasonably expected to be in excess of  $100,000 in any annual period; (b) contains covenants limiting the freedom of such party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such party to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of such party whose annual total compensation exceeds $120,000 or any director of such party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such party in an amount in excess of  $100,000; (f) is a lease or agreement under which such party is a lessor of or permits any third party to hold or operate any property owned or controlled by such party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the date hereof and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby; (m) relates to any loan to any directors, officers or Affiliates of such party; (n) relates to voting, transfer or other arrangements related to any equity interests of such party or warrants, options or other rights to acquire any equity interests of such party (other than this Agreement, the Merger and the transactions contemplated hereby); or (o) is otherwise material to the operations and business prospects of such party.

“NASDAQ MKT” means the NASDAQ market on which the CR Common Stock is trading, including the NASDAQ Capital Market.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate, including without limitation, the rights to use a license under the applicable Contract.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Proxy Statement” means the proxy statement relating to CR Stockholders’ Meeting for CR’s Stockholders’ Approval to be filed with the SEC by CR, as may be amended or supplemented from time to time.

“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivate Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Stated Merger Consideration” shall mean an amount equal to the aggregate issued and outstanding shares of CR Common Stock as of the Closing Date (assuming that all shares of CR Common Stock to be issued in the Merger under Section 2.1(a) are issued) multiplied by the closing price of the CR Common Stock as of the Closing Date as reported on the NASDAQ MKT.

“Stockholders’ Approval” means, collectively, the Aegis Stockholders’ Approval and/or the CR Stockholders’ Approval.

“subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal that the Board of the specified Person determines in good faith (after consultation with outside legal counsel and its financial advisors) is more favorable from a financial point of view to the holders of the Common Stock of such Person than the Merger and other transactions contemplated hereby, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the likelihood of obtaining financing pursuant to any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such Person and its stockholders, including such legal, regulatory and other aspects of such Takeover Proposal as deemed relevant by the Board of such Person, including potential synergies and other business considerations, and (e) any revisions to the terms of this Agreement and the Merger proposed by the other party to the Merger during the Aegis Notice Period or CR Notice Period, as applicable.

“Takeover Proposal” means a proposal or offer, or indication of interest in making a proposal or offer, from any Person (other than a party to this Agreement) relating to any (a) direct or indirect acquisition of equity or assets of the specified party equal to fifty percent (50%) or more of the fair market value of such party’s consolidated assets or to which fifty percent (50%) or more of such party’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifty percent (50%) or more of the voting equity interests of such party, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifty percent (50%) or more of the voting equity interests of such party, (d) merger, consolidation, other business combination or similar transaction involving such party, pursuant to which the holders of shares of such party immediately prior to such transaction own, in the aggregate, less than eighty percent (80%) of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof; provided that the consummation of the transactions contemplated by such proposal or offer are conditioned on the termination of this Agreement, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of such party or the declaration or payment of an extraordinary dividend (whether in cash or other property) by such party.

“Transaction Documents” means each of the documents, agreements and instruments related to this Agreement and the Merger or the other transactions contemplated hereby, to which the specified Person is a party.

ARTICLE X

GENERAL PROVISIONS

10.1           Limited Survival of Representations and Warranties.  The representations and warranties of Aegis and CR contained in this Agreement shall terminate on the date (the “Claim Expiration Date”) that is 180 days after the Closing Date (or if such date is not a Business Day, then the immediately following Business Day), and only the covenants that by their terms survive the Effective Time shall survive the Closing Date.

10.2           Notices.

(a)           All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 10.2(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2(a)):

(b)           if to CR, to:
CR Corporation
77 Ho’okele Street, Suite 102
Kahului, HI  96732
Attention:  Arben Kryeziu, Chief Executive Officer
Email:  Arben@coderebel.com

with a copy to (which will not constitute notice to CR):

Herrick, Feinstein LLP
Two Park Avenue
New York, New York  10016
Attention:  Richard M. Morris, Esq.
Email: RMorris@Herrick.com

(c)           if to Aegis, to:

                Aegis Identity Software, Inc.
                750 West Hampden Avenue, Suite 500
                Englewood, Colorado 80110
                Attention:  J. Ralph Armijo, Executive Chairman of the Board
                Email: ralph.armijo@aegisidentity.com

                with a copy to (which will not constitute notice to Aegis):

                Pryor Cashman LLP
                7 Times Square
                New York, NY 10036
                Attention:  Eric M. Hellige, Esq.
                Email:  ehellige@pryorcashman.com

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

10.3           Interpretation.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” shall mean the date first written above.  References to “this Agreement” shall include the Aegis Disclosure Letter and the CR Disclosure Letter.  Any reference to a party to this Agreement shall include a reference to each and every subsidiary of such party to the extent applicable, unless otherwise expressly provided.

10.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.5            Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Aegis Disclosure Letter and the CR Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) except as expressly provided in this Agreement are not intended to confer upon any other Person any rights or remedies hereunder.

10.6           Amendment.  This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after Aegis Stockholders’ Approval or CR Stockholders’ Approval shall have been obtained, but after such adoption and approval, only to the extent permitted by applicable Law or in accordance with the rules of any self-regulatory organization. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

10.7           Waiver.  At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion

10.8           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9           Governing Law; Dispute Resolution.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware. In the event (but only in the event) that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action or proceeding, then the parties will submit to personal jurisdiction of any federal court in the State of Delaware. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2.

10.10           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.11           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.12            WAIVER OF JURY TRIAL.       EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the date first written above.

CODE REBEL CORPORATION

By: /s/ Arben Kryeziu
Name: Arben Kryeziu
Title: Chief Executive Officer

CR ACQUISITION CORPORATION

By: /s/ Arben Kryeziu
Name: Arben Kryeziu
Title: Chief Executive Officer

AEGIS IDENTITY SOFTWARE, INC.

By: /s/ J. Ralph Armijo
Name: J. Ralph Armijo
Title: Executive Chairman

[Signature Page to Agreement and Plan of Merger]

Schedule I - Index to Certain Defined Terms

Term	Term Section
Adjusted CR Option	5.9(a)
Adjusted CR RSU	5.9(b)
Aegis Adverse Recommendation Change	5.2(b)
Aegis Approvals Aegis Board Recommendation	3.26
Aegis Board	Recitals
Aegis Common Stock	2.1(a)
Aegis Disclosure Letter	Article III
Aegis Financial Statements	3.6(b)
Aegis Insurance Policies	3.25
Aegis Leased Real Estate	3.15(a)
Aegis Leases	3.15(a)
Aegis Major Customers	3.20
Aegis Notice Period	5.2(f)
Aegis Option Plan	3.3(c)
Aegis Options	3.3(c)
Aegis Permits	3.7(b)
Aegis Plans	3.11(a)
Aegis Products	3.18(a)
Aegis Stock Record	2.2(a)
Aegis Stockholders’ Approval	3.27
Aegis Stockholders’ Meeting	5.7(a)
Aegis Voting Agreement	Recitals
Aegis Warrants	2.1(c)
Aegis	Preamble
Agreement	Preamble
Blue Sky Laws	3.5(b)
Certificate of Merger	1.2
Certificates	2.2(b)
Closing Date	1.2
Closing	1.2
COBRA	3.11(g)
Code	Recitals
CR Adverse Recommendation Change	5.2(b)
CR Approvals	4.1(a)
CR Board Recommendation	4.26
CR Common Stock	2.1(a)
CR Disclosure Letter	Article IV
CR Financial Statement	4.6(b)
CR Group	4.1(a)
CR Insurance Policies	4.25
CR Leases	4.15(a)
CR Leased Real Estate	4.15(a)
CR Major Customers	4.20
CR Notice Period	5.2(f)
CR Options	4.3(c)
CR Option Plan	4.7(b)
CR Permits	4.7(b)
CR Plans	4.11(a)
CR Products	4.18(a)
CR RSUs	4.3(c)
CR SEC Document	4.6(a)
CR Stockholders’ Approval	4.27
CR Stockholders’ Meeting	5.7(b)
CR Transaction Documents	4.4
CR Voting Agreement	Recitals
CR	Preamble
DGCL	Recitals
Effective Time	1.2
ERISA Affiliate	3.11(a)
ERISA	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	2.2(a)
Exchange Reserve	2.2(a)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Indemnified Liabilities	5.10(a)
Indemnified Parties	5.10(a)
Law	3.3(h)
Loss	8.1(b)
Merger Sub Common Stock	2.1(e)
Merger Sub	Preamble
Merger	1.1
Net Aegis Breach Amount	8.3(b)
Net Aegis Breach Shares	8.3(b)
Net CR Breach Amount	8.3(c)
Net CR Breach Shares	8.3(c)
New Aegis Common Stock	2.1(e)
Order	3.3(h)
Ownership Ratio	2.1(a)
Permitted Claim	8.1(b)
Permitted Claimant	8.1(b)
Regulatory Agreement	3.21
Related Persons	7.2(c)
Sarbanes-Oxley Act	3.6(d)
Securities Act	3.5(b)
Sensitive Information	5.5(c)
Surviving Corporation	1.1
Surviving Corporation	1.1
Tax Returns	3.16(b)
Tax	3.16(a)
Tendered Shares	2.2(b)
Transaction Legal Action	5.12
Voting Agreement	Recitals